Pricing Supplement No. ETN–5/A* To the Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009	Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 September 21, 2011

$100,000,000** Market Neutral Equity ETN Linked to the HS Market Neutral Index Powered by HOLT™ due September 22, 2031***

General
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The ETNs are designed for investors who seek exposure to the performance of the HS Market Neutral Index Powered by HOLT™ (the “index”). Investors should be willing to forgo interest payments and, if the index declines, be willing to lose up to 100% of their investment. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

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The ETNs are senior medium-term notes of Credit Suisse AG, acting through its Nassau Branch, maturing September 22, 2031 unless the maturity date of the ETNs is extended at our option, as described below.

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The denomination and stated principal amount of each ETN is $20.00. Any ETNs issued in the future may be issued at a price that is higher or lower than the stated principal amount, based on the most recent closing indicative value (as defined below) of the ETNs at that time.

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The initial issuance of ETNs priced on September 20, 2011 (the “inception date”) and is expected to settle on September 23, 2011 (the “initial settlement date”). Delivery of the ETNs in book-entry form only will be made through The Depository Trust Company (“DTC”).

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
CUSIP/ISIN:	22542D720/US22542D7200
Index:
The return on the ETNs will be based on the performance of the index during the term of the ETNs. The index is reported on Bloomberg under ticker symbol “HSGMN <Index>”. The index uses a strategy that is intended to achieve stable returns while reducing risk and reflects the difference in return between two equally weighted constituent sub-indices, referred to as the long index and the short index. Each quarter, a universe of 750 stocks consisting of the top 275 North American stocks by market capitalization, the top 300 European stocks by market capitalization and liquidity and the top 175 Japanese stocks by market capitalization is identified from the HOLT database, which currently includes some 20,000 stocks globally. The HOLT scoring methodology, which is further discussed below, is used to rank such 750 stocks so that approximately the top 75 stocks will comprise the long index and the bottom 75 stocks will comprise the short index for that period, subject to region and sector neutrality. In order to qualify for inclusion in the long index, stocks are evaluated based on the following criteria according to the HOLT scoring model: they should (i) be undervalued; (ii) have positive stock market momentum; and (iii) display positive corporate performance. In order to qualify for inclusion in the short index, stocks are evaluated on the following overall criteria according to the HOLT scoring model: they should (i) be overvalued; (ii) have negative stock market momentum; and (iii) display negative corporate performance. The stocks that most closely match these criteria using the HOLT scoring model become constituents of the long index and the short index, respectively. The number of stocks in the short index will always equal the number of stocks in the long index. If fewer than 75 stocks qualify for inclusion in the long index or the short index, then fewer than 75 stocks will be included in each sub-index for the relevant period.  For more information on the index, see “The Index” in this pricing supplement.

Secondary Market:
We have listed the ETNs on NYSE Arca under the Bloomberg ticker symbol “CSMN”. If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain any listing on NYSE Arca or any other exchange.

Payment at Maturity:
If your ETNs have not previously been repurchased by Credit Suisse, at maturity you will receive a cash payment equal to the closing indicative value of your ETNs on the final valuation date.† Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Closing Indicative Value:
The closing indicative value for the ETNs on the Inception Date will equal $20.00 (the “initial indicative value”). The closing indicative value of the ETNs on each calendar day following the inception date will be equal to (1)(a) the closing indicative value on the immediately preceding calendar day times (b) the daily ETN factor on such calendar day minus (2) the daily investor fee on such calendar day. The closing indicative value will never be less than zero. If the intraday indicative value is equal to or less than zero at any time or the closing indicative value is equal to zero on any Index Business Day, the closing indicative value on that day, and all future days, will be zero. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly (see “Description of the ETNs—Split or Reverse Split of the ETNs” in this pricing supplement).

† If a valuation date is not a component business day for any index component or if a market disruption event exists on a valuation date (including the final valuation date), your payment at maturity or upon repurchase will be subject to postponement as described herein under “Specific Terms of the ETNs—Market Disruption Events.”
Investing in the ETNs involves a number of risks. See “Risk Factors” beginning on page PS-12 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the ETNs or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
*  This amended and restated pricing supplement amends, restates and supersedes Pricing Supplement No. ETN-5 dated September 20, 2011. We refer to this amended and restated pricing supplement as the “pricing supplement.”
** The agent for this offering, CSSU, is our affiliate. We intend to sell $15,000,000 in principal amount of the ETNs on the initial settlement date through CSSU and through one or more dealers purchasing as principal through CSSU for $20.00 each, which is the stated principal amount. Additional ETNs may be offered and sold from time to time through CSSU and one or more dealers at a price that is higher or lower than the stated principal amount, based on the most recent closing indicative value of the ETNs at that time. We will receive proceeds equal to 100% of the offering price of the ETNs issued and sold after the initial settlement date. Delivery of the ETNs in book-entry form only will be made through DTC.
CSSU is expected to charge normal commissions for the purchase of the ETNs. In exchange for providing certain services relating to the distribution of the ETNs, CSSU, a member of the Financial Industry Regulatory Authority (“FINRA”), or another FINRA member may receive all or a portion of the daily investor fee. In addition, CSSU may charge investors a fee of up to $0.03 per ETN that is repurchased at the investor’s option. Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement for more information.
The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Notes	$15,000,000.00	$1,741.50
(1) Already paid.
Credit Suisse
September 21, 2011
(cover continued on next page)

(continued from previous page)
Daily ETN Factor:
The daily ETN factor on any trading day will be equal to (1) the number one plus (2) the daily accrual on such trading day plus (3) the daily index performance on such trading day. The daily ETN factor is deemed to be one on any day that is not a trading day.

Daily Accrual:
The daily accrual represents the rate of interest that could be earned on a notional capital reinvestment at the three month U.S. Treasury rate as reported on Bloomberg under ticker USB3MTA.  The daily accrual on any trading day will equal:
Where Tbillst-1 is the three month treasury rate reported on Bloomberg on the prior trading day and d is the number of calendar days that have elapsed since the prior trading day.

Daily Index Performance:
The daily index performance on any trading day will be equal to (1)(a) the closing level of the index on such trading day divided by (b) the closing level of the index on the immediately preceding trading day minus (2) the number one.

Daily Investor Fee:
On any calendar day (each a “calculation day”), the daily investor fee will be equal to the product of (1) the closing indicative value on the immediately preceding calendar day times (2) the daily ETN factor on such calculation day times (3)(a) the investor fee factor divided by (b) 365.

Investor Fee Factor:	The investor fee factor is 1.05%.
Closing Level:
The closing level of the index on any trading day will be the closing level reported on the Bloomberg page “HSGMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by Credit Suisse International (the “calculation agent”), provided that, in the event any valuation date is not a component business day for any index component or a market disruption event exists on a valuation date, the calculation agent will determine the closing level of the index for such valuation date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Intraday Indicative Value:
The intraday indicative value of the ETNs will be calculated every 15 seconds on each trading day during the period when a market disruption event has not occurred or is not continuing and disseminated over the consolidated tape, or other major market data vendor.  The intraday indicative value at any time is based on the most recent intraday level of the index.  If the intraday indicative value is equal to or less than zero at any time, the closing indicative value on that day, and all future days, will be zero.  See “Description of the ETNs—Intraday Indicative Value” in this pricing supplement.

Additional Costs Applicable to the ETNs:
In addition to the daily investor fee, the short index is subject to a borrow cost factor that accounts for the cost of borrowing the stocks in the short index in the market, as described herein. Because the daily investor fee and this borrow cost factor embedded in the index reduce the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the index (before taking into account the borrow cost factor), after taking into account the daily accrual applicable to your ETNs, must increase by an amount sufficient to offset the cumulative impact of the daily investor fee and the borrow cost factor embedded in the index (and the fee of up to $0.03 per ETN repurchased at your option, as described herein) in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

Repurchase of the ETNs at Your Option:
Subject to the requirements described below, you may offer the applicable minimum repurchase amount or more of your ETNs to Credit Suisse for repurchase on any business day during the term of the ETNs until September 15, 2031 (or, if the maturity of the ETNs is extended as described below, five business day prior to the maturity date, as extended). The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (initially, 50,000 ETNs). The trading day immediately succeeding the date you offer your ETNs for repurchase will be the valuation date applicable to such repurchase. If you elect to offer your ETNs for repurchase, and the requirements for acceptance by Credit Suisse are met, you will receive a cash payment in an amount equal to the “daily repurchase value”, which is the closing indicative value of the ETNs on the applicable valuation date.† Credit Suisse Securities (USA) LLC (“CSSU”) may charge investors an additional fee of up to $0.03 for each ETN that is repurchased at the investor’s option. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will remain the same.

Repurchase of the ETNs at Our Option:
We will have the right to repurchase the ETNs, in whole but not in part, on any business day during the term of the ETNs. Upon any such repurchase, you will receive a cash payment in an amount equal to the daily repurchase value.†

Repurchase Mechanics:
Repurchase at Your Option: To offer your ETNs for repurchase, you and your broker must deliver an irrevocable offer for repurchase to Credit Suisse and follow the procedures set forth under “Specific Terms of the ETNs—Repurchase Procedures.” If your irrevocable offer for repurchase is received after 11:00 a.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. If you otherwise fail to comply with these procedures, your offer will be deemed ineffective and Credit Suisse will not be obligated to repurchase your ETNs. Unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any index component or due to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be September 19, 2031 (or, if the maturity of the ETNs is extended as described below, one business day prior to the maturity date, as extended). As such, you must offer your ETNs for repurchase no later than September 15, 2031 (or, if the maturity of the ETNs is extended as described below, five business day prior to the maturity date, as extended). CSSU may charge a fee of up to $0.03 per ETN which is repurchased at your option.

Repurchase at Our Option: If we exercise our right to repurchase the ETNs, we will deliver an irrevocable call notice to DTC (the holder of the global note). The trading day immediately succeeding the date the irrevocable call notice is delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement because such valuation date is not a component business day for any index component or due to the occurrence of a market disruption event. The last day on which we can deliver a repurchase notice is September 15, 2031 (or, if the maturity of the ETNs is extended as described below, five business days before the maturity date, as extended).

Valuation Date:
Any valuation date for a repurchase of your ETNs and September 17, 2031, which we refer to as the “final valuation date.” If a valuation date is not a component business day for any index component or if a market disruption event exists on a valuation date, the determination of the closing level of the index for such valuation date, including the final valuation date, will be postponed as provided herein under “Specific Terms of the ETNs—Market Disruption Events.” If we exercise our option to extend the maturity of the ETNs (as described below), the final valuation date will be the third business day prior to the maturity date, as extended.

Maturity Date:
The scheduled maturity date for the ETNs is initially September 22, 2031, but may be extended at our option for up to two additional five-year periods. We may only extend the maturity date for five years at a time.  If we exercise our option to extend the maturity of the ETNs, we will notify DTC (the holder of the global note) and the trustee (as defined below) at least 45 but not more than 60 calendar days prior to the then scheduled maturity date. We will provide such notice to DTC and the trustee in respect of each five-year extension of the maturity date that we choose to effect.

Repurchase Date:
A repurchase date is the third business day following the applicable valuation date. Unless the scheduled repurchase date is postponed because such valuation date is not a component business day for any index component or due to a market disruption event as described herein, the final day on which Credit Suisse will repurchase your ETNs will be September 19, 2031 (or, if the maturity of the ETNs is extended as described below, one business day prior to the maturity date, as extended). As such, you must offer your ETNs for repurchase no later than September 15, 2031 (or, if the maturity of the ETNs is extended as described below, five business day prior to the maturity date, as extended).

Trading Day:	A trading day is a day on which (i) the level of the index is calculated and published and (ii) trading is generally conducted on the NYSE Arca.
Component Business Day:
A component business day is, for each index component, a day on which trading is generally conducted on (i) the primary securities exchange on which such index component is traded and (ii) any exchange on which futures or options contracts relating to such index component are traded.

Business Day:
A business day is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London, England generally are authorized or obligated by law, regulation or executive order to close.

Calculation Agent:	Credit Suisse International
*** The scheduled maturity date for the ETNs is initially September 22, 2031, but may be extended at our option for up to two additional five-year periods, as described herein.
† If a valuation date is not a component business day for any index component or if a market disruption event exists on a valuation date (including the final valuation date), your payment at maturity or upon repurchase will be subject to postponement as described herein under “Specific Terms of the ETNs—Market Disruption Events.”

TABLE OF CONTENTS

Summary	PS-1
Hypothetical Examples	PS-7
Risk Factors	PS-12
The Index	PS-20
Description of The ETNs	PS-28
Specific Terms of The ETNs	PS-30
Clearance and Settlement	PS-37
Supplemental Use of Proceeds and Hedging	PS-38
Certain U.S. Federal Income Tax Considerations	PS-39
Supplemental Plan of Distribution (Conflicts of Interest)	PS-43
Benefit Plan Investor Considerations	PS-44
Legal Matters	PS-45
Annex A	A-1
Annex B	B-1

You should read this pricing supplement together with the accompanying prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009, relating to our Medium-Term Notes of which these ETNs are a part. This pricing supplement amends, restates and supersedes Pricing Supplement No. ETN-5 dated September 20, 2011 in its entirety. You should rely only on the information contained in this Pricing Supplement No. ETN-5/A and in the documents listed below in making your decision to invest in the notes. You may access these documents on the Securities and Exchange Commission (the “SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated March 25, 2009: http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009: http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092.

This pricing supplement, together with the documents listed above, contains the terms of the ETNs and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, as the ETNs involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the ETNs. You should rely only on the information contained in this document or in any documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these ETNs. The information in this document may only be accurate on the date of this document.

The distribution of this pricing supplement and the accompanying prospectus supplement and prospectus and the offering of the ETNs in some jurisdictions may be restricted by law. If you possess this pricing supplement, you should find out about and observe these restrictions.

In this pricing supplement and the accompanying prospectus supplement and prospectus, unless otherwise specified or the context otherwise requires, references to “Credit Suisse”, the “Company”, “we”, “us” and “our” are to Credit Suisse AG, acting through its Nassau Branch, and references to “dollars” and “$” are to United States dollars.

i

SUMMARY

The following is a summary of terms of the ETNs, as well as a discussion of risks and other considerations you should take into account when deciding whether to invest in the ETNs. References to the “prospectus” mean our accompanying prospectus, dated March 25, 2009, and references to the “prospectus supplement” mean our accompanying prospectus supplement, dated March 25, 2009.

We may, without providing you notice or obtaining your consent, create and issue ETNs in addition to those offered by this pricing supplement having the same terms and conditions as the ETNs. We may consolidate the additional ETNs to form a single class with the outstanding ETNs.

What are the ETNs and how do they work?

The ETNs are medium-term notes of Credit Suisse AG (“Credit Suisse”), the return on which is linked to the performance of the HS Market Neutral Index Powered by HOLT™ (the “index”).

We will not pay you interest during the term of the ETNs. The ETNs do not have a minimum payment at maturity or daily repurchase value and are fully exposed to any decline in the index. Any depreciation of the index will reduce your payment at maturity and your daily repurchase value, and you could lose your entire investment.

For a description of how the payment at maturity and payment upon repurchase are calculated, please refer to the “Specific Terms of the ETNs—Payment at Maturity” and “—Payment upon Repurchase” sections herein, respectively.

The denomination and stated principal amount of each ETN is $20.00. Any ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the most recent closing indicative value of the ETNs at that time. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the ETNs in the form of a global certificate, which will be held by DTC or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the ETNs by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the ETNs through the accounts those systems maintain with DTC. You should refer to the section “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement and the section “Description of Debt Securities—Book-Entry System” in the accompanying prospectus.

What is the index and who publishes the level of the index?

The HS Market Neutral Index Powered by HOLT uses a strategy that is intended to achieve stable returns while reducing risk. The index reflects the difference in return between two equally weighted constituent sub-indices, the Long Total Return Index (the “long index”) and the Short Total Return Index (the “short index”). We refer to the long index and the short index together as the “sub-indices”. Each sub-index contains approximately 75 component stocks (the “index components”). If fewer than 75 stocks qualify for inclusion in the long index or the short index, then fewer than 75 stocks will be included in each sub-index for the relevant period. The number of stocks in the short index will always equal the number of stocks in the long index.

The rules for constructing, rebalancing and calculating the index were developed by Credit Suisse Securities (Europe) Limited (the “index sponsor”). The index was established on September 5, 2007 with a base date of December 7, 1995 and a base value of 100.

Standard and Poor’s, or another party designated by the index sponsor, will act as the index calculation agent (the “index calculation agent”) and will be responsible for the calculation of the level of the index, using the data and methodologies described herein and as determined by the index sponsor. The index is reported on Bloomberg under the ticker symbol “HSGMN <Index>” approximately every fifteen (15) seconds from at least 9:30 a.m. to 4:00 p.m. (New York City time) on each trading day, and the closing level of the index for each trading day is published by 6:30 p.m. (New York City time) on each such day. For more information, please refer to “The Index” in this pricing supplement.

How will payment at maturity or payment at repurchase be determined for the ETNs?

Credit Suisse International, as calculation agent, will calculate payment at maturity or upon repurchase as the closing indicative value of the ETNs on the applicable valuation date.

Unless your ETNs have been previously repurchased by us, either at your election or at ours, the ETNs will mature on September 22, 2031, unless the maturity of the ETNs is extended as described herein under “Specific Terms of the ETNs—Payment at Maturity.” The maturity date is subject to postponement as described herein under “Specific Terms of the ETNs—Market Disruption Events.” Further details on the conditions and the procedures applicable to any such repurchase are set forth in this pricing supplement.

Payment at Maturity

If your ETNs have not been previously repurchased by Credit Suisse, at maturity you will receive a cash payment in an amount equal to the closing indicative value of your ETNs on the final valuation date.

The closing indicative value for the ETNs on the Inception Date will equal $20.00 (the “initial indicative value”). The closing indicative value of the ETNs on each calendar day following the inception date will be equal to (1)(a) the closing indicative value on the immediately preceding calendar day times (b) the daily ETN factor on such calendar day minus (2) the daily investor fee on such calendar day. If the intraday indicative value is equal to or less than zero at any time or the closing indicative value is equal to zero on any trading day, the closing indicative value on that day, and all future days, will be zero. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly (see “Description of the ETNs—Split or Reverse Split of the ETNs” in this pricing supplement).

The intraday indicative value of the ETNs will be calculated every 15 seconds on each trading day during the period when a market disruption event has not occurred or is not continuing and disseminated over the consolidated tape, or other major market data vendor.  The intraday indicative value at any time is based on the most recent intraday level of the index.  If the intraday indicative value is equal to or less than zero at any time or the closing indicative value is equal to zero on any Index Business Day, the closing indicative value on that day, and all future days, will be zero. See “Description of the ETNs—Intraday Indicative Value” in this pricing supplement.

The daily ETN factor on any trading day will be equal to (1) the number one plus (2) the daily accrual on such trading day plus (3) the daily index performance on such trading day. The daily ETN factor is deemed to be one on any day that is not a trading day.

The daily accrual represents the rate of interest that could be earned on a notional capital reinvestment at the three month U.S. Treasury rate as reported on Bloomberg under ticker USB3MTA.  The daily accrual on any trading day will equal:

Where Tbillst-1 is the three month treasury rate reported on Bloomberg on the prior trading day and d is the number of calendar days that have elapsed since the prior trading day.

The daily index performance on any trading day will be equal to (1)(a) the closing level of the index on such trading day divided by (b) the closing level of the index on the immediately preceding trading day minus (2) the number one.

On any calendar day (each a “calculation day”), the daily investor fee will be equal to the product of (1) the closing indicative value on the immediately preceding calendar day times (2) the daily ETN factor on such calculation day times (3)(a) the investor fee factor divided by (b) 365. The “investor fee factor” is 1.05%.

The closing level of the index on any trading day will be the closing level reported on the Bloomberg page “HSGMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the calculation agent, provided that, in the event any valuation date is not a component business day for any index component or a market disruption event exists on a valuation date, the calculation agent will determine the closing level of the index for such valuation date according to the methodology described below in “Specific Terms of the ETNs—Market Disruption Events.”

Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

For a further description of how your payment at maturity will be calculated, see “—How Does the calculation agent Calculate the Payment on the ETNs?—Hypothetical Examples” below and “Specific Terms of the ETNs” in this pricing supplement.

Payment Upon Repurchase

We have the right to repurchase the ETNs, in whole but not in part, on any business day during the term of the ETNs. To repurchase the ETNs, we will deliver an irrevocable call notice to DTC. The trading day immediately succeeding the date the irrevocable call notice is delivered to DTC shall be the valuation date applicable to such repurchase.

At your election you may, subject to certain restrictions, offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs, beginning on September 20, 2011 (for an anticipated September 21, 2011 valuation date and a repurchase date of September 26, 2011) through September 15, 2031 (or, if the maturity of the ETNs is extended, five business day prior to the maturity date, as extended) (for an anticipated September 16, 2031 valuation date and a repurchase date of September 19, 2031 or, if the maturity of the ETNs is extended, an anticipated valuation date four business days prior to the maturity date, as extended, and a repurchase date one business day prior to the maturity date, as extended), provided that you offer at least the applicable minimum repurchase amount (which will be $1,000,000 stated principal amount of ETNs (initially, 50,000 ETNs)) for repurchase and follow the procedures as described below under “Specific Terms of the ETNs—Repurchase Procedures.” CSSU will act as our agent in connection with any repurchases at your option and may charge investors an additional fee of up to $0.03 for each ETN repurchased. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will remain the same.

If you choose to offer your ETNs for repurchase or they are repurchased at our option, you will receive a cash payment on the applicable repurchase date in an amount equal to the “daily repurchase value”, which is the closing indicative value of the ETNs on the applicable valuation date.

A repurchase date is the third business day following the applicable valuation date. Unless your scheduled repurchase date is postponed because the valuation date is not a component business day for any index component or due to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be September 19, 2031 (or, if the maturity of the ETNs is extended, one business day prior to the maturity date, as extended). As such, you must offer your ETNs for repurchase no later than September 15, 2031 (or, if the maturity of the ETNs is extended, five business day prior to the maturity date, as extended). The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

For a further description of how your payment upon repurchase will be calculated, see “—How Does the calculation agent Calculate the Payment on the ETNs?—Hypothetical Examples” below and “Specific Terms of the ETNs” in this pricing supplement.

General

If the calculation agent determines that a market disruption event exists on any valuation date (including the final valuation date) or if such valuation date is not a component business day for any index component, the calculation agent will postpone the determination of the closing level of the index for such valuation date for up to six scheduled trading days, and the calculation agent will determine the closing level of the index for such valuation date according to the methodology described under “Specific Terms of the ETNs—Market Disruption Events” below. A “scheduled trading day” is any day that, but for the occurrence of a market disruption event, would have otherwise been a trading day. If the determination of the closing level of the index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days up to six business days. In addition, postponement of the determination of the closing level of the index for a valuation date relating to a repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days. Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. For more information on market disruption events and their effect on the calculation of the payment you will receive at maturity or upon repurchase, see “Specific Terms of the ETNs—Market Disruption Events,” “—Payment at Maturity” and “—Payment Upon Repurchase” in this pricing supplement.

Because the daily investor fee and the borrow cost factor embedded in the index reduce the amount of your return at maturity or upon repurchase by Credit Suisse, the level of the index (before taking into account the borrow cost factor), after taking into account the daily accrual applicable to your ETNs, must increase by an amount sufficient to offset the cumulative impact of the daily investor fee and the borrow cost factor embedded in the index (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) in order for you to receive at least the principal amount of your investment at maturity or upon repurchase. If the level of the index decreases or does not increase sufficiently, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase by Credit Suisse.

Will you receive interest on the ETNs?

No. We will not make any periodic payments of interest or any other payments on the ETNs during the term of the ETNs. Unless the ETNs are repurchased by Credit Suisse, you will not receive any payments on the ETNs prior to maturity of the ETNs.

How do you sell your ETNs?

We have listed the ETNs on the NYSE Arca under the Bloomberg ticker symbol “CSMN”. However, there is no assurance that our application will be approved.  If an active secondary market in the ETNs develops, we expect that investors will purchase and sell the ETNs primarily in this secondary market. We have no obligation to maintain any listing on NYSE Arca or any other exchange. In addition, Credit Suisse may repurchase your ETNs as described herein under “Specific Terms of the ETNs—Payment Upon Repurchase” and “—Repurchase Procedures.”

How do you offer your ETNs for repurchase by Credit Suisse?

If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver a completed irrevocable Offer for Repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse, by fax or email to etn.desk@credit-suisse.com if an electronic scan of the completed irrevocable Offer for Repurchase is included as an email attachment. If your irrevocable offer for repurchase is received after 11:00 a.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. One portion of the Offer for Repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer at least the applicable minimum repurchase amount (which will be $1,000,000 stated principal amount of ETNs (initially, 50,000 ETNs)) for repurchase. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will remain the same.

•	Your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the

ETNs in respect of such deadlines. Any repurchase instructions that we receive in accordance with the procedures described above will be irrevocable.

What are some of the risks of the ETNs?

An investment in the ETNs involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the section entitled “Risk Factors” in this pricing supplement.

•
Uncertain principal repayment—You may receive less than the principal amount of your ETNs at maturity or upon repurchase. If the level of the index (before taking into account the borrow cost factor), after taking into account the daily accrual applicable to your ETNs, decreases, or does not increase by an amount sufficient to offset the cumulative impact of the daily investor fee and the borrow cost factor embedded in the index (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs), you will receive less, and possibly significantly less, than your original investment in the ETNs.

•	No interest payments—You will not receive any periodic interest payments on the ETNs.

•
A trading market for the ETNs may not develop—Although we have listed the ETNs on NYSE Arca, a trading market for your ETNs may not develop. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange.

•	Credit risk of the issuer—Any payments you are entitled to receive on your ETNs are subject to the ability of Credit Suisse to pay its obligations as they come due.

•
Requirements on repurchases by Credit Suisse—You must offer at least the applicable minimum repurchase amount to Credit Suisse and satisfy the other requirements described herein for your offer for repurchase to be considered.

•
Your offer for repurchase is irrevocable—You will not be able to rescind your offer for repurchase after it is received by Credit Suisse, so you will be exposed to market risk in the event market conditions change after Credit Suisse receives your offer.

•
Uncertain tax treatment—No ruling is being requested from the Internal Revenue Service (“IRS”) with respect to the tax consequences of the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments.

•
Optional repurchase feature—We have the right to repurchase the ETNs, in whole but not in part, on any business day during the term of the ETNs. If your ETNs are repurchased by us, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date.

Is this the right investment for you?

The ETNs may be a suitable investment for you if:

•	You seek an investment with a return linked to the performance of the index.

•
You believe the level of the index (before taking into account the borrow cost factor), after taking into account the daily accrual applicable to your ETNs, will increase by an amount sufficient to offset the cumulative impact of the daily investor fee and the borrow cost factor embedded in the index (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs), and to provide you with a satisfactory return on your investment during the term of the ETNs.

•	You are willing to accept the risk of fluctuations in the level of the index.

•	You do not seek current income from this investment.

The ETNs may not be a suitable investment for you if:

•	You are not willing to be exposed to fluctuations in the level of the index.

•	You seek a guaranteed return of principal.

•
You believe the level of the index (before taking into account the borrow cost factor), after taking into account the daily accrual applicable to your ETNs, will decrease or will not increase by an amount sufficient to offset the cumulative impact of the daily investor fee and the borrow cost factor embedded in the index (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) during the term of the ETNs.

•	You prefer the lower risk and therefore accept the potentially lower returns of fixed income investments with comparable maturities and credit ratings.

•	You seek current income from your investment.

Does an investment in the ETNs entitle you to any ownership interests in the index components comprising the index?

No. An investment in the ETNs does not entitle you to any ownership interest or rights in the index components comprising the index. You will not have any voting rights with respect to any index component, receive dividend payments or other distributions or have any other interest or rights in any index component merely as a result of your ownership of the ETNs.

Will the ETNs be distributed by affiliates of the Issuer?

Our affiliate, CSSU, a member of the FINRA, will participate in the initial distribution of the ETNs on the initial settlement date and will likely participate in any future distribution of the ETNs. CSSU is expected to charge normal commissions for the purchase of any ETNs and may also receive all or a portion of the daily investor fee. Any offering in which CSSU participates will be conducted in compliance with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, CSSU may not make sales in offerings of the ETNs to any of its discretionary accounts without the prior written approval of the customer. Please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

What is the U.S. Federal income tax treatment of an investment in the ETNs?

Please refer to “Certain U.S. Federal Income Tax Considerations” herein for a discussion of certain U.S. federal income tax considerations for making an investment in the ETNs.

How has the index performed historically?

Historical values of the index are provided in the section “The Index—Historical Index Levels and Performance” in this pricing supplement. Past performance is not necessarily indicative of how the index will perform in the future.

HYPOTHETICAL EXAMPLES

The following examples show how the ETNs would perform in hypothetical circumstances, assuming (i) a closing level of the index on the inception date of 350.00, (ii) an annualized three month U.S. Treasury rate of 0.05% and (iii) the maturity date of the ETNs is not extended at our option and reflecting the $20.00 stated principal amount of each ETN. We have included five examples: (1) an example in which the level of the index increases at a constant rate of 10% each year, (2) an example in which the level of the index increases at an accelerating rate, (3) an example in which the level of the index decreases at an accelerating rate, (4) an example in which the level of the index increases and then decreases over the term of the ETNs and (5) an example in which the level of the index fluctuates between negative and positive annualized index returns during the term of the ETNs. These examples highlight the behavior of the closing indicative value of the ETNs at the end of each year in different circumstances. The figures in these examples have been rounded for convenience. Although your payment upon repurchase would be based on the closing indicative value of the ETNs on the applicable valuation date, which is calculated in the manner illustrated in the examples below, you should be aware that CSSU, our agent for any repurchases at your option, may charge a fee of up to $0.03 per ETN repurchased at the request of an investor. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

For purposes of the calculation in this table, each year is assumed to have 365 days.

Example 1. Assumptions: This example assumes that the level of the index has increased by approximately 572.75% over the term of the ETNs.

A	B	C	D	E	F
Year	Index Level	Closing Indicative Value	Annualized Index Return	Annualized Tbill Rate	Annualized Product Return
0	350.00	20.00	NA	NA	NA
1	385.00	21.80	10.00%	0.05%	8.99%
2	423.50	23.76	10.00%	0.05%	8.99%
3	465.85	25.90	10.00%	0.05%	8.99%
4	512.44	28.23	10.00%	0.05%	8.99%
5	563.68	30.76	10.00%	0.05%	8.99%
6	620.05	33.53	10.00%	0.05%	8.99%
7	682.05	36.55	10.00%	0.05%	8.99%
8	750.26	39.84	10.00%	0.05%	8.99%
9	825.28	43.42	10.00%	0.05%	8.99%
10	907.81	47.32	10.00%	0.05%	8.99%
11	998.59	51.58	10.00%	0.05%	8.99%
12	1098.45	56.22	10.00%	0.05%	8.99%
13	1208.29	61.28	10.00%	0.05%	8.99%
14	1329.12	66.79	10.00%	0.05%	8.99%
15	1462.04	72.79	10.00%	0.05%	8.99%
16	1608.24	79.34	10.00%	0.05%	8.99%
17	1769.06	86.48	10.00%	0.05%	8.99%
18	1945.97	94.26	10.00%	0.05%	8.99%
19	2140.57	102.73	10.00%	0.05%	8.99%
20	2354.62	111.98	10.00%	0.05%	8.99%

Example 2. Assumptions: This example assumes that the level of the index has increased by approximately 594.00% over the term of the ETNs.

A	B	C	D	E	F
Year	Index Level	Closing Indicative Value	Annualized Index Return	Annualized Tbill Rate	Annualized Product Return
0	350.00	20.00	NA	NA	NA
1	354.62	20.06	1.32%	0.05%	0.31%
2	363.01	20.34	2.37%	0.05%	1.36%
3	372.28	20.65	2.55%	0.05%	1.55%
4	382.49	21.01	2.74%	0.05%	1.74%
5	399.73	21.74	4.51%	0.05%	3.50%
6	423.28	22.81	5.89%	0.05%	4.89%
7	449.71	24.00	6.24%	0.05%	5.24%
8	486.38	25.72	8.16%	0.05%	7.15%
9	529.07	27.72	8.78%	0.05%	7.77%
10	583.70	30.30	10.32%	0.05%	9.32%
11	650.29	33.45	11.41%	0.05%	10.40%
12	727.81	37.10	11.92%	0.05%	10.92%
13	820.61	41.46	12.75%	0.05%	11.74%
14	926.71	46.41	12.93%	0.05%	11.92%
15	1061.86	52.71	14.58%	0.05%	13.58%
16	1237.13	60.88	16.51%	0.05%	15.50%
17	1452.73	70.87	17.43%	0.05%	16.42%
18	1716.98	83.05	18.19%	0.05%	17.18%
19	2029.70	97.34	18.21%	0.05%	17.21%
20	2429.01	115.52	19.67%	0.05%	18.67%

Example 3. Assumptions: This example assumes that the level of the index has decreased by approximately 49.86% over the term of the ETNs.

A	B	C	D	E	F
Year	Index Level	Closing Indicative Value	Annualized Index Return	Annualized Tbill Rate	Annualized Product Return
0	350.00	20.00	NA	NA	NA
1	345.87	19.56	-1.18%	0.05%	-2.18%
2	341.39	19.11	-1.30%	0.05%	-2.30%
3	336.52	18.65	-1.43%	0.05%	-2.43%
4	331.24	18.17	-1.57%	0.05%	-2.57%
5	325.52	17.67	-1.73%	0.05%	-2.73%
6	319.34	17.16	-1.90%	0.05%	-2.90%
7	312.67	16.63	-2.09%	0.05%	-3.09%
8	305.49	16.08	-2.30%	0.05%	-3.30%
9	297.77	15.51	-2.53%	0.05%	-3.53%
10	289.49	14.92	-2.78%	0.05%	-3.79%
11	280.64	14.32	-3.06%	0.05%	-4.06%
12	271.20	13.69	-3.36%	0.05%	-4.37%
13	261.17	13.05	-3.70%	0.05%	-4.71%
14	250.54	12.39	-4.07%	0.05%	-5.08%
15	239.32	11.71	-4.48%	0.05%	-5.48%
16	227.54	11.01	-4.92%	0.05%	-5.93%
17	215.21	10.30	-5.42%	0.05%	-6.42%
18	202.39	9.59	-5.96%	0.05%	-6.96%
19	189.13	8.86	-6.55%	0.05%	-7.56%
20	175.49	8.13	-7.21%	0.05%	-8.22%

Example 4. Assumptions: This example assumes that the level of the index has decreased by approximately 7.78% over the term of the ETNs.

A	B	C	D	E	F
Year	Index Level	Closing Indicative Value	Annualized Index Return	Annualized Tbill Rate	Annualized Product Return
0	350.00	20.00	NA	NA	NA
1	375.33	21.25	7.24%	0.05%	6.23%
2	394.61	22.12	5.14%	0.05%	4.13%
3	407.98	22.65	3.39%	0.05%	2.38%
4	421.87	23.19	3.40%	0.05%	2.40%
5	433.41	23.60	2.74%	0.05%	1.73%
6	443.83	23.93	2.40%	0.05%	1.40%
7	469.78	25.08	5.85%	0.05%	4.84%
8	470.41	24.87	0.13%	0.05%	-0.87%
9	458.34	23.98	-2.57%	0.05%	-3.57%
10	428.25	22.16	-6.56%	0.05%	-7.57%
11	418.60	21.44	-2.25%	0.05%	-3.26%
12	414.87	21.03	-0.89%	0.05%	-1.90%
13	404.66	20.30	-2.46%	0.05%	-3.47%
14	381.48	18.94	-5.73%	0.05%	-6.73%
15	374.68	18.41	-1.78%	0.05%	-2.79%
16	367.29	17.86	-1.97%	0.05%	-2.98%
17	356.45	17.15	-2.95%	0.05%	-3.96%
18	346.68	16.51	-2.74%	0.05%	-3.75%
19	323.88	15.26	-6.58%	0.05%	-7.58%
20	322.77	15.05	-0.34%	0.05%	-1.35%

Example 5. Assumptions: This example assumes that the level of the index has decreased by approximately 17.99% over the term of the ETNs.

A	B	C	D	E	F
Year	Index Level	Closing Indicative Value	Annualized Index Return	Annualized Tbill Rate	Annualized Product Return
0	350.00	20.00	NA	NA	NA
1	356.16	20.15	1.76%	0.05%	0.75%
2	357.75	20.04	0.45%	0.05%	-0.56%
3	373.69	20.73	4.46%	0.05%	3.45%
4	350.92	19.26	-6.09%	0.05%	-7.10%
5	326.31	17.71	-7.01%	0.05%	-8.02%
6	346.56	18.63	6.21%	0.05%	5.20%
7	339.17	18.05	-2.13%	0.05%	-3.14%
8	319.13	16.80	-5.91%	0.05%	-6.91%
9	340.10	17.74	6.57%	0.05%	5.56%
10	337.17	17.41	-0.86%	0.05%	-1.87%
11	324.16	16.56	-3.86%	0.05%	-4.86%
12	333.11	16.85	2.76%	0.05%	1.75%
13	340.93	17.08	2.35%	0.05%	1.34%
14	319.22	15.82	-6.37%	0.05%	-7.37%
15	308.95	15.15	-3.22%	0.05%	-4.22%
16	295.16	14.32	-4.46%	0.05%	-5.47%
17	289.23	13.89	-2.01%	0.05%	-3.01%
18	309.46	14.72	6.99%	0.05%	5.99%
19	296.73	13.97	-4.11%	0.05%	-5.12%
20	287.03	13.37	-3.27%	0.05%	-4.27%

RISK FACTORS

The ETNs are senior unsecured debt obligations of Credit Suisse. The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus and are riskier than ordinary unsecured debt securities. The return on the ETNs is linked to the performance of the index. Investing in the ETNs is not equivalent to investing directly in the securities tracked by the index (each, an “index component” and together the “index components”) or the index itself. See “The Index” below for more information.

This section describes the most significant risks relating to an investment in the ETNs. We urge you to read the following information about these risks, together with the other information in this pricing supplement and the accompanying prospectus supplement and prospectus before investing in the ETNs.

The ETNs do not have a minimum payment at maturity or daily repurchase value and you may lose all or a significant portion of your investment in the ETNs

The ETNs do not have a minimum payment at maturity or daily repurchase value and you may receive less, and possibly significantly less, at maturity or upon repurchase than the amount you originally invested. Our cash payment on your ETNs at maturity or upon repurchase will be based primarily on any increase or decrease in the closing levels of the index, and will be reduced by the daily investor fee (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) and increased by the daily accrual. You may lose all or a significant amount of your investment in the ETNs if the level of the index decreases or does not increase sufficiently. Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

The ETNs are subject to the credit risk of Credit Suisse

Although the return on the ETNs will be based on the performance of the index, the payment of any amount due on the ETNs, including any payment at maturity or upon repurchase, is subject to the credit risk of Credit Suisse. Investors are dependent on Credit Suisse’s ability to pay all amounts due on the ETNs, and therefore investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the market value of the ETNs prior to maturity.

Your return at maturity or upon repurchase will be reduced by the daily investor fee and the borrow cost factor embedded in the index

The daily investor fee and the borrow cost factor embedded in the index reduce the amount of your return at maturity or upon repurchase by Credit Suisse, and therefore the level of the index (before taking into account the borrow cost factor), after taking into account the daily accrual applicable to your ETNs, must increase by an amount sufficient to offset the cumulative impact of the daily investor fee and the borrow cost factor embedded in the index (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) in order for you to receive at least the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse. If the level of the index decreases or does not increase sufficiently to offset the impact of these adjustments, you will receive less, and possibly significantly less, than the principal amount of your investment at maturity or upon repurchase of your ETNs by Credit Suisse.

A fee of up to $0.03 per ETN may be charged upon a repurchase at your option

CSSU will act as our agent in connection with any repurchases at your option and may charge a fee of up to $0.03 per ETN repurchased. The imposition of this fee will mean that you will not receive the full amount of the daily repurchase value upon a repurchase at your option.

You will not benefit from any increases in the closing levels of the index if such increases do not occur prior to the applicable valuation date

Increases in the closing levels of the index during the term of the ETNs but after the applicable valuation date (including the final valuation date) are not considered in the calculation of the payment due to you at maturity or upon repurchase of your ETNs. If the closing level of the index (before taking into account the borrow cost factor) on the applicable valuation date (including the final valuation date), after taking into account the daily accrual applicable to your

ETNs, does not reflect an increase from the closing level of the index on the inception date sufficient to offset the cumulative impact of the daily investor fee and the borrow cost factor embedded in the index (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) between the inception date and the applicable valuation date (including the final valuation date), we will pay you less, and possibly significantly less, than the principal amount of your ETNs at maturity or upon repurchase by Credit Suisse. This will be true even if the level of the index as of a particular date or dates prior to the applicable valuation date (including the final valuation date) would have been high enough to offset the impact of such fees and charges. In addition, the intraday indicative value of the ETNs reported under the Bloomberg ticker symbol “CSMN.IV” will be based on the intraday values of the index rather than its closing level. Because an intraday indicative value of the ETNs may vary significantly from the value of the ETNs determined based on a closing level of the index, the payment you receive at maturity or upon repurchase of the ETNs may vary significantly from the payment you would receive if such payment was determined based on the intraday indicative value of the ETNs.

If the intraday indicative value is equal to or less than zero at any time or the closing indicative value is equal to zero on any trading day, you will lose all of your investment

If the intraday indicative value is equal to or less than zero at any time or the closing indicative value is equal to zero on any trading day, the closing indicative value on that day, and all future days, will be zero and you will lose all of your investment in the ETNs.

There are restrictions on the minimum number of ETNs you may offer to Credit Suisse for repurchase

Credit Suisse will repurchase your ETNs at your election only if you are offering at least the applicable minimum repurchase amount of $1,000,000 stated principal amount of ETNs (initially, 50,000 ETNs; if the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will remain the same) for any single repurchase and you have followed the procedures for repurchase detailed herein. The minimum repurchase amount of $1,000,000 and the procedures involved in the offer of any repurchase represent substantial restrictions on your ability to cause Credit Suisse to repurchase your ETNs. If you own ETNs with an aggregate stated principal amount of less than the applicable minimum repurchase amount of $1,000,000, you will not be able to cause Credit Suisse to repurchase your ETNs. If your irrevocable offer for repurchase is received after 11:00 a.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. Also, unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any index component or due to a market disruption event, the final day on which Credit Suisse will repurchase your ETNs will be September 19, 2031 (or, if the maturity of the ETNs is extended, one business day prior to the maturity date, as extended). As such, you must offer your ETNs for repurchase no later than September 15, 2031 (or, if the maturity of the ETNs is extended, five business day prior to the maturity date, as extended). A repurchase date is the third business day following the applicable valuation date. See “Specific Terms of the ETNs—Repurchase Procedures” for more information. The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value. There can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

You will not know the daily repurchase value you will receive at the time an election is made to repurchase your ETNs.

You will not know the daily repurchase value you will receive at the time that you elect to request that we repurchase your ETNs or that we elect to repurchase your ETNs. You will not know the daily repurchase value until the applicable valuation date, which shall be the trading day immediately following the business day on which either you deliver the repurchase offer to Credit Suisse or on which we deliver the relevant notice to DTC. We will pay you the daily repurchase value, if any, on the applicable repurchase date, which is the third business day following the applicable valuation date. See “Specific Terms of the ETNs—Payment Upon Repurchase.” The determination of the closing level of the index for a valuation date, and the related repurchase date, will be postponed if such valuation date is not a component business day for any index component or if a market disruption event exists on such valuation date, as provided herein. See “—Market Disruption Events.” As a result, you will be exposed to market risk in the event the market fluctuates between the time either you deliver the repurchase offer to Credit Suisse or on which we deliver the relevant notice to DTC and the applicable valuation date.

Credit Suisse may repurchase your ETNs at its option at any time

We have the right to repurchase your ETNs, in whole but not in part, on any business day during the term of the ETNs. The amount you may receive upon a repurchase by Credit Suisse may be less than the amount you would receive on your investment at maturity or if you had elected to have Credit Suisse repurchase your ETNs at a time of your choosing. If Credit Suisse exercises its right to repurchase your ETNs, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date. Credit Suisse has no obligation to take your interests into account when deciding whether to call the ETNs. The payment of any amount due on the ETNs, including any payment at maturity or upon repurchase, is subject to the credit risk of Credit Suisse.

We may extend the scheduled maturity date of the ETNs for up to two additional five-year periods

The scheduled maturity date for the ETNs is initially September 22, 2031. We may at our option extend the maturity of the ETNs for up to two additional five-year periods. We may only extend the maturity date for five years at a time.  If we exercise our option to extend the maturity of the ETNs, we will notify DTC and the trustee at least 45 but not more than 60 calendar days prior to the then scheduled maturity date, and we will provide such notice to DTC and the trustee in respect of each five-year extension of the maturity date that we choose to effect. Although we have listed the ETNs on NYSE Arca under the Bloomberg ticker symbol “CSMN”, we have no obligation to maintain any listing on NYSE Arca or any other exchange.

The market value of the ETNs is expected to be influenced by many unpredictable factors

The market value of your ETNs is expected to fluctuate between the date you purchase them and the applicable valuation date. You may sustain a significant loss if you sell the ETNs in the secondary market. Several factors, many of which are beyond our control, will influence the market value of the ETNs. We expect that generally the level of the index will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include:

•	the time remaining to the maturity of the ETNs;

•
supply and demand for the ETNs, including inventory positions with any market maker (the supply and demand for the ETNs may be affected by the amount of ETNs we decide to issue and we are under no obligation to issue any ETNs);

•	economic, financial, political, regulatory or judicial events that affect the level of the index or the values of the index components;

•
the exchange rate and the volatility of the exchange rate between the U.S. dollar and foreign currencies, to the extent that any of the index components are denominated in a currency other than the currency in which the index is denominated;

•	the prevailing rate of interest; and

•	the actual or perceived creditworthiness of Credit Suisse.

These factors interrelate in complex ways, and the effect of one factor on the market value of your ETNs may offset or enhance the effect of another factor.

The ETNs may not be a suitable investment for you

The ETNs may not be a suitable investment for you if you are not willing to be exposed to fluctuations in the level of the index; you seek a guaranteed return of principal; you believe the level of the index (before taking into account the borrow cost factor), after taking into account the daily accrual applicable to your ETNs, will decrease or will not increase by an amount sufficient to offset the cumulative impact of the daily investor fee and the borrow cost factor embedded in the index during the term of the ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs); you prefer the lower risk and therefore accept the potentially lower but more predictable returns of fixed income investments with comparable maturities and credit ratings; or you seek current income from your investment.

You will not have any rights in the index components

As an owner of the ETNs, you will not have the rights that investors in the index components have. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, any index component and you will not be entitled to receive dividend payments or other distributions, if any, made on the index components.

Your return will not reflect the return of owning instruments whose returns track the individual index components

The individual index components change from time to time, and the index reflects the difference in return between the long index and the short index. As a result, the ETNs will not produce the same yield as that of other investments with the same term which are based solely on the performance of a fixed portfolio of the index components. In addition, the daily investor fee associated with the ETNs (and the fee of up to $0.03 per ETN repurchased at your option, if you elect to have us repurchase your ETNs) and the borrow cost factor used to calculate the index will result in the return on an investment in the ETNs, if any, being less than the return on a similar investment in ETNs or other instruments tracking the index components. The trading value of the ETNs and final return on the ETNs may also differ from the results of the index for the reasons described under “—The ETNs are Subject to the Credit Risk of Credit Suisse.”

Changes in the Treasury bill rate may affect the value of your ETNs

The value of the ETNs is linked, in part, to the rate of interest that could be earned on an investment of the closing indicative value of the ETNs at the T-Bill rate, which comprises the weekly investment rate for 90-day U.S. Treasury bills.  Changes in the prevailing investment rate for U.S. Treasury bills, and therefore the T-Bill rate, will affect the amount payable on your ETNs at maturity or upon repurchase and, therefore, the market value of your ETNs. Any decrease in T-Bill rate will decrease the daily accrual and will, therefore, adversely affect the amount payable on your ETNs at maturity or upon repurchase.

There may not be an active trading market in the ETNs; sales in the secondary market may result in significant losses

There is currently no secondary market for the ETNs. Although we have listed the ETNs on NYSE Arca under the symbol “CSMN”, a trading market for your ETNs may not develop. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the ETNs. In addition, no assurances can be given as to the approval of the ETNs for listing or, if listed, the continuation of the listing during the term of the ETNs. We are not required to maintain any listing of the ETNs on NYSE Arca or any other exchange or quotation system.

We or our affiliates may have economic interests adverse to those of the holders of the ETNs

Because one of our affiliates, Credit Suisse International, is initially acting as the calculation agent for the ETNs, and Credit Suisse Securities (Europe) Limited, also one of our affiliates, is the index sponsor, potential conflicts of interest may exist between these affiliates and you, including with respect to certain determinations and judgments that they must make in determining amounts due to you, either at maturity or upon repurchase of the ETNs or the composition or methodology of the index.

In addition, Credit Suisse and other affiliates of ours expect to engage in trading activities related to the index components, futures or options on the index components or the index, or other derivative instruments with returns linked to the performance of index components or the index, for their accounts and for other accounts under their management. Credit Suisse and these affiliates may also issue or underwrite or assist unaffiliated entities in the issuance or underwriting of other securities or financial instruments linked or related to the performance of the index or the index components. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the value of the ETNs. To the extent that we or one of our affiliates serves as issuer, agent or underwriter for such securities or financial instruments, our or their interests with respect to such products may be adverse to those of the holders of the ETNs. Any of these trading activities could potentially affect the level of the index and, accordingly, could affect the value of the ETNs and the amount payable to you at maturity or upon repurchase, as applicable.

We or our affiliates may currently or from time to time engage in business with the issuers of the index components, including extending loans to, making equity investments in, or providing advisory services to, them, including merger and acquisition advisory services. In the course of this business, we or our affiliates may acquire non-public information about the companies, and we will not disclose any such information to you. In addition, we or one or more of our affiliates may publish research reports or otherwise express views or provide recommendations about the issuers of the index components. Any such views or recommendations may be inconsistent with purchasing or holding the ETNs. Any prospective purchaser of ETNs should undertake such independent investigation of each company whose stock is included as an index component as in its judgment is appropriate to make an informed decision with respect to an investment in the ETNs.

With respect to any of the activities described above, neither Credit Suisse nor its affiliates have any obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The liquidity of the market for the ETNs may vary materially over time

As stated on the cover of this pricing supplement, we intend to sell a small portion of the ETNs on the initial settlement date, and additional ETNs will be offered and sold from time to time through CSSU, an affiliate of ours. Also, the number of ETNs outstanding could be reduced at any time due to repurchases of the ETNs by Credit Suisse as described in this pricing supplement. Accordingly, the liquidity of the market for the ETNs could vary materially over the term of the ETNs. While you may elect to offer your ETNs for repurchase by Credit Suisse prior to maturity, such repurchase is subject to the restrictive conditions and procedures described elsewhere in this pricing supplement, including the condition that you must offer at least the applicable minimum repurchase amount to Credit Suisse at one time for repurchase on any business day during the term of the ETNs until September 15, 2031 (or, if the maturity of the ETNs is extended, five business day prior to the maturity date, as extended).

If a valuation date is not a component business day for any index component or if a market disruption event exists on a valuation date (including the final valuation date), the calculation agent will postpone the determination of the closing level of the index for such valuation date (and, in the case of the final valuation date, the maturity date) and will determine the closing level of the index applicable to such valuation date according to the methodology described below

The determination of the closing level of the index on a valuation date, including the final valuation date, will be postponed if such valuation date is not a component business day for any index component or if the calculation agent determines that a market disruption event exists on such valuation date. If postponement of the determination of the closing level of the index on a valuation date occurs, the calculation agent shall determine the closing level of the index for such valuation date by reference to the value of each index component for which such valuation date is a component business day and that is unaffected by the market disruption event determined on the originally scheduled valuation date and the value of each index component for which such valuation date is not a component business day or that is affected by the market disruption event determined based upon the closing level of such affected index component on the first day immediately succeeding such scheduled valuation date that is a component business day for such index component and on which neither the index nor such index component is affected by a market disruption event. The closing level of the index as determined by the calculation agent may differ from any reported closing level of the index. In no event, however, will the determination of the closing level of the index for a valuation date be postponed more than six scheduled trading days. If the determination of the closing level of the index for a valuation date is postponed for six scheduled trading days, the value of any affected index component and the closing level of the index will be determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the sixth scheduled trading day after the originally scheduled valuation date. If the determination of the closing level of the index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days. Because a repurchase date is the third business day following the applicable valuation date, postponement of a valuation date relating to a repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days. Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. Notwithstanding the foregoing, the determination of the closing level of the index solely for purposes of calculating the daily ETN factor or daily investor fee on any trading day that is also a valuation date will not be postponed as a result of such day not being a component business day for any index component or as a result of a market disruption event occurring on such day.

You will have no rights against the entities with discretion over the index or the issuers of the index components

As an owner of the ETNs, you will have no rights against the index sponsor or the index calculation agent (each as defined below under “The Index”), even though the amount you receive at maturity or upon repurchase of your ETNs by

Credit Suisse will depend on the level of the index. By investing in the ETNs, you will not acquire any interest in any index component and you will not receive any dividends or other distributions, if any, with respect to any index component. Your ETNs will be paid in cash, and you will have no right to receive delivery of any index component. The issuers of the index components are not in any way involved in this offering and have no obligations relating to the ETNs or to the holders of the ETNs.

The ETNs do not pay interest

We will not pay interest on the ETNs. You may receive less at maturity or upon repurchase than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the payment at maturity and the daily repurchase value are based on the appreciation or depreciation of the index. Because the payment due at maturity and the daily repurchase value may be less than the amount originally invested in the ETNs, the return on the ETNs (the effective yield to maturity) may be negative. Even if it is positive, the return payable on the ETNs may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

The U.S. federal income tax treatment of an investment in the ETNs is uncertain

No ruling is being requested from the IRS with respect to the tax treatment of an investment in the ETNs. There is no direct authority dealing with securities such as the ETNs, and there can be no assurance that the IRS will accept, or that a court will uphold, the tax treatment described in this pricing supplement. In addition, you should note that the IRS and the U.S. Treasury Department have announced a review of the tax treatment of prepaid forward contracts. Accordingly, no assurance can be given that future tax legislation, regulations or other guidance may not change the tax treatment of the ETNs. Potential investors should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the ETNs, including possible alternative treatments. Please see the discussion under “Certain U.S. Federal Income Tax Considerations” in this pricing supplement for more details.

Our hedging activity may affect the value of the index components and therefore the market value of the ETNs

We expect to hedge our obligations under the ETNs through one or more of our affiliates. This hedging activity will likely involve trading in the index components or in other instruments, such as options, swaps or futures, based upon the index or the index components. This hedging activity could affect the value of the index components and therefore the market value of the ETNs. Moreover, this hedging activity may result in us or our affiliates receiving a profit, even if the market value of the ETNs declines.

We may also issue other securities or issue or enter into other financial or derivative instruments with returns linked or related to changes in the performance of any of the foregoing. By introducing competing products into the marketplace in this manner, we could adversely affect the market value of the ETNs.

With respect to any of the activities described above, we have no obligation to take the needs of any buyer, seller or holder of the ETNs into consideration at any time.

The index has limited history to consider for making an independent assessment of its performance

The index was established on September 5, 2007 with a base date of December 7, 1995 and a base value of 100. There is no actual historical index level information available before this date for you to consider in making an independent investigation of the index performance. It is impossible to predict whether the level of the index will rise or fall.

There is no assurance that the performance of the index will be represenatitve of the market neutral strategy or that the strategy will be successful

The performance of the index may not be entirely representative of the performance of the market neutral strategy and there is no assurance that the strategy on which the index is based will be successful.

The ETNs may be subject to foreign currency risk if one or more of the index components is a foreign equity security

If the index contains an index component that is a security denominated in, or with a functional currency that is, a currency other than U.S. dollars, the ETNs, which are denominated in U.S. dollars, are subject to foreign currency risk because the return on the ETNs is linked to the performance of the index, the value of which is partly dependent on such index component that is denominated in a currency other than U.S. dollars. Foreign currency risks include, but are not limited to, convertibility risk and market volatility; potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency; existing and expected rates of inflation; existing and expected interest rate levels; the balance of payments; and the extent of governmental surpluses or deficits in the relevant foreign countries and the United States. All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the countries represented in the index, the United States and other countries important to international trade and finance. These factors may adversely affect the values of the index components, the level of the index and the value of the ETNs.

An investment in the ETNs may be subject to risks associated with non-U.S. securities markets

The index components included in the index are selected from a universe that includes non-U.S. issuers. Investments in securities linked to the value of such non-U.S. securities involve risks associated with the securities markets in those countries, including risks of volatility and governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of SEC, and generally non-U.S. companies are subject to accounting, corporate governance, disclosure, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies.

The prices of securities in non-U.S. jurisdictions may be affected by political, economic, financial and social factors in such markets, including changes in a country’s government, economic and fiscal policies, currency exchange laws and other foreign laws or restrictions. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self sufficiency. Such countries may be subjected to different and, in some cases, more adverse economic environments.

Adjustments to the index could adversely affect the ETNs

Standard & Poor’s, the index calculation agent, is responsible for calculating and maintaining the index based on the methodology developed by the index sponsor. The index is rebalanced quarterly based on the scoring methodology developed by HOLT. The index sponsor and HOLT can make methodological changes that could change the value of the index at any time. The index sponsor, HOLT or the index calculation agent may discontinue or suspend calculation or dissemination of the index.

If one or more of these events occurs, the calculation of the amount payable at maturity or upon repurchase could be adjusted to reflect such event or events. Please refer to “The Index— Operational Adjustments of the Index.” Consequently, any of these actions could adversely affect the amount payable at maturity or repurchase and/or the market value of the ETNs.

We are affiliated with the index sponsor; conflicts of interest may exist

The methodology and rules for the index were developed by the index sponsor, Credit Suisse Securities (Europe) Limited, an affiliate of Credit Suisse. The index is rebalanced periodically by the index sponsor and the index sponsor is responsible for the calculations used to determine the level of the index. The index sponsor has the ability to take certain actions with respect to the calculations of the index, including actions that could affect the level of the index or your ETNs. Because determinations made by the index sponsor may affect the payment at maturity or daily repurchase value, potential conflicts of interest may exist between us and the index sponsor and you. Neither we nor the index sponsor will have any obligation to consider your interests as a holder of the ETNs in taking any actions that may affect the level of the index and therefore the value of your ETNs.

The level of the index is based on the relative performance of its constituent sub-indices

The index reflects the difference in return between two equally weighted constituent sub-indices, the long index and the short index. If the short index components outperform the long index components or the long index components do not outperform the short index components by an amount sufficient to offset the borrow cost factor used to calculate the short index, the value of the index will decrease. This will be true regardless of the performance of each sub-index in absolute terms. Any potential increase in the level of the index attributable to increases in the level of the long index may be offset or negated entirely by increases in the level of the short index. Please refer to “The Index” below.

Exposures to short positions in the index components may adversely affect your return on the ETNs

Some index components will reflect a “short” position and positive performance of any such index components will have a negative impact on the level of the index. Unlike long positions, short positions are subject to unlimited risk of loss because there is no limit on the amount by which the price that the relevant asset may appreciate before the short position is closed. It is possible that any short position included in the index may appreciate substantially with an adverse impact on the level of the index and therefore the value of your ETNs.

THE INDEX

The HS Market Neutral Index Powered by HOLT™ (the “index”) reflects the difference in return between two equally weighted constituent sub-indices, the Long Total Return Index (the “long index”), and the Short Total Return Index (the “short index”). We refer to the long index and the short index together as the sub-indices. Each sub-index contains approximately 75 component stocks (the “index components”).  If fewer than 75 stocks qualify for inclusion in the long index or the short index, then fewer than 75 stocks will be included in each sub-index for the relevant period. The number of stocks in the short index will always equal the number of stocks in the long index.

The rules for constructing, rebalancing and calculating the index were developed by Credit Suisse Securities (Europe) Limited (the “index sponsor”). The index was established on September 5, 2007 with a base date of December 7, 1995 and a base value of 100.

Standard and Poor’s, or another party designated by the index sponsor, will act as the index calculation agent (the “index calculation agent”) and will be responsible for the calculation of the level of the index, using the data and methodologies described herein and as determined by the index sponsor. The index is reported on Bloomberg under the ticker symbol “HSGMN <Index>” approximately every fifteen (15) seconds from at least 9:30 a.m. to 4:00 p.m. (New York City time) on each trading day, and the closing level of the index for each trading day is published by 6:30 p.m. (New York City time) on each such day.

Selection of the Index Components

The index includes stocks from companies which are listed on a regulated stock exchange in the United States or Canada (hereafter referred to as North America), or in the United Kingdom, France, Germany, Italy, Netherlands or Spain (hereafter referred to as Europe), or in Japan.

Each quarter, a universe of 750 stocks consisting of the top 275 North American stocks by market capitalization, the top 300 European stocks by market capitalization and liquidity and the top 175 Japanese stocks by market capitalization is identified from the HOLT database, which currently includes some 20,000 stocks globally. The HOLT scoring methodology, which is further discussed below, is used to rank such 750 stocks so that approximately the top 75 stocks will comprise the long index and the bottom 75 stocks will comprise the short index for that period, subject to region and sector neutrality. In order to qualify for inclusion in the long index, stocks are evaluated based on the following criteria according to the HOLT scoring model: they should (i) be undervalued; (ii) have positive stock market momentum; and (iii) display positive corporate performance. In order to qualify for inclusion in the short index, stocks are evaluated on the following overall criteria according to the HOLT scoring model: they should (i) be overvalued; (ii) have negative stock market momentum; and (iii) display negative corporate performance. The stocks that most closely match these criteria using the HOLT scoring model become constituents of the long index and the short index, respectively, as further described below. If fewer than 75 stocks qualify for inclusion in the long index or the short index, then fewer than 75 stocks will be included in each sub-index for the relevant period.

The index is rebalanced every last Monday of February, May, August and November of each year (each a “quarterly rebalancing date”) and any rebalancing adjustments in stock weightings and constituents resulting from such process are effected on the fifth weekday in March, June, September and December of each year, respectively (each a “quarterly rebalancing effective date”).

Regions

There are five regions defined for the purpose of region and currency neutrality within the index: (i) the United States; (ii) Canada; (iii) the United Kingdom; (iv) the Eurozone (consisting of France, Germany, Italy, Netherlands and Spain); and (v) Japan.

Sectors

There are ten sectors defined for the purpose of sector neutrality within the index. These sectors are defined as per the Global Industry Classification System (“GICS®”) and are: (i) Energy; (ii) Materials; (iii) Industrials; (iv) Consumer

Discretionary; (v) Consumer Staples; (vi) Health Care; (vii) Financials; (viii) Information Technology; (ix) Telecommunication Services; and (x) Utilities.

Selection

On each quarterly rebalancing date, the index components are selected according to the following procedure:

(a)
Each company within the eligible universe is allocated to a region and sector bucket. Each bucket will contain all companies from that particular region and sector, for example one bucket will contain all Energy companies from the United States. The total possible number of buckets is 50 (because there are five regions and ten sectors).

(b)
All region and sector buckets containing three or fewer companies will be identified. The companies in these buckets will not qualify for inclusion in the index and will be removed from the selection process.

(c)
Within each of the remaining region and sector buckets, the companies will be ranked according to their HOLT score. Each company is then assigned a proportion rank within its region and sector bucket which is calculated as   where “r” is the company’s rank (1 being the highest) and “w” is the total number of companies within that region and sector bucket.

(d)
The region and sector buckets are then combined into ten sector buckets, such that each of the new buckets will contain all companies from that particular sector (for example one bucket will contain all Energy companies, irrespective of region).

(e)
Within each of the ten sector buckets, the companies will be ranked according to their HOLT score. Each company is then assigned a proportion rank within its sector bucket which is calculated as where “r” is the company’s rank (1 being the highest) and “w” is the total number of companies within that sector bucket.

(f)
Long index: The stocks of those companies with a proportion rank within their sector bucket of less than or equal to 10% and with a proportion rank within their region and sector bucket of less than or equal to 34% will be included in the long index, subject to paragraphs (g) and (h).

(g)
So that the performance of the index is not negatively affected by price disruptions due to a lack of liquidity, those stocks which have an average trading volume of less than U.S. $10 million per day over the last six month period, as determined by or on behalf of the index sponsor, will be excluded from the long index.

(h)	Any companies whose stocks are not freely tradable (because the equity and/or foreign exchange market is not free and well developed) may be excluded at the discretion of the index sponsor.

(i)
If a candidate stock for the long index is excluded per paragraph (g) or (h) above, it will be replaced by the stock of the next highest-ranking company within the same sector bucket that is not already included in the long index, as long as its proportion rank within the region and sector bucket is less than or equal to 34% and subject to paragraphs (g) and (h). If there is no stock that satisfies these criteria, the stock which is excluded will not be replaced in the long index.

(j)
Short index: Once the composition of the long index has been determined, the number of stocks in each region and sector bucket is known. For each region and sector bucket, the stocks of the companies with the lowest rankings will be selected for inclusion in the short index, starting from the lowest, until as many stocks have been selected as there are stocks in the long index for that specific region and sector bucket, subject to paragraphs (h) and (k). This is done in an effort to maintain sector and region neutrality.

(k)
Stocks which are difficult to borrow in the market, as determined by or on behalf of the index sponsor, will be excluded from the short index. Difficult to borrow stocks include stocks with availability below U.S. $30 million in the market or stocks which are highly sought after in the market by borrowers due to the expectation of an event based on public information that is likely to affect availability.

(l)
If a candidate stock for the short index is excluded per paragraph (h) or (k), it will be replaced by the stock of the next lowest-ranking company within the same region and sector bucket that is not already included in the short index, as long as its proportion rank within the region and sector bucket is greater than or equal to 66% and subject to paragraphs (h) and (k). If there is no stock that satisfies these criteria, the stock which is excluded will not be replaced in the short index and the stock of the company with the lowest rank in the same region and sector bucket in the long index will be excluded from the long index, in order to maintain region and sector neutrality.

(m)
If two stocks are equally ranked, the stock with the higher market capitalization will be deemed to have the higher rank unless both stocks have a proportion rank in their region and sector bucket greater than 50%, in which case the stock with the lower market capitalization will be deemed to have the higher rank.

(n)
If a stock has several listings or different share classes outstanding, the index sponsor has discretion as to which stock and/or listing is considered, bearing in mind among other factors the liquidity of the stocks. Normally, the primary listing will be considered. In exceptional cases an ADR or GDR can be included, particularly if the ADR or GDR is more liquid than the related stocks. For the purpose of this description, the term “stocks” will be interpreted to include such securities.

(o)
The procedure described in paragraphs (a) to (c) is carried out on every Monday to create a selection list. The selection list indicates possible changes in the composition of the index at the next rebalancing.

Calculation of the Index

The index is calculated on a real-time basis at least every fifteen (15) seconds from at least 9:30 a.m. to 4:00 p.m. (New York City time) on each trading day, based on the latest prices on the primary securities exchanges of the index components while such exchanges are open and based on the closing prices on the primary securities exchanges of the index components while such exchanges are closed. Such prices and closing prices are converted into U.S. dollars using the WM spot rates as reported by Reuters. WM spot rates are rates calculated by The WM Company based on (i) actual traded rates on the Reuters Dealing 2000-2 network and (ii) rates contributed to Reuters by other leading market participants. The WM Company applies proprietary algorithms to those rates to produce independent rates for 156 currencies. The WM closing spot rates are published at approximately 4:15 pm U.K. time on each trading day. The full daily borrow cost (as described below) is charged against the opening level of the index at the start of each trading day when the first primary securities exchange for any index component opens, and is not prorated through the day for purposes of determining intraday index levels.

For calculation purposes the index closes at 5:00 p.m. New York City time and its closing level is disseminated by 6.30 p.m. New York City time.

The index is calculated according to the following formula:

where:

Indext =	Value of the index at time t
IndexRD =	Value of the index on the last weekday before the immediately preceding quarterly rebalancing effective date
Long Total Return Indext =	Value of the Long Total Return Index at time t
Short Total Return Indext =	Value of the Short Total Return Index at time t
Long Total Return IndexRD =	Value of the Long Total Return Index on the last weekday before the immediately preceding quarterly rebalancing effective date
Short Total Return IndexRD =	Value of the Short Total Return Index on the last weekday before the immediately preceding quarterly rebalancing effective date
Borrow Costt =	Annualized borrow cost at time t
tRD =	The number of calendar days from (but excluding) the last weekday before the immediately preceding quarterly rebalancing effective date to (and including) time t

On each quarterly rebalancing date, the index sponsor determines the borrow cost for that period (from the corresponding quarterly rebalancing effective date until the next quarterly rebalancing effective date), based on the cost of borrowing the stocks in the short index in the market. The borrow cost will then be fixed for that period.

The Long Total Return Index and the Short Total Return Index are based on a long index and short index, respectively, with dividends being reinvested on a daily basis (i.e., daily compounding).

The closing level of the long index is equal to the quotient of the sum of the products of the closing price of each component stock of the long index multiplied by the respective number of shares of such component stock in the long index divided by a divisor. Similarly, the closing level of the short index is equal to the quotient of the sum of the products of the closing price of each component stock of the short index multiplied by the respective number of shares of such component stock in the short index divided by a divisor.

For purposes of calculating the Long Total Return Index, net dividends are accounted for by reinvesting them on a daily basis. For purposes of calculating the Short Total Return Index, gross dividends are accounted for by reinvesting them on a daily basis. The ex-dividend date is used to determine the total daily dividends for each day. Special dividends require an index divisor adjustment (as described below) to prevent such distributions from distorting the index.

As long as at least one component stock included in the index is being traded on a weekday, a value for the index is calculated for that day. The closing level of the index is reported by the Index Calculation Agent by 6:30 p.m., New York City time, on any day on which a value is calculated. Values for index are rounded to 12 decimals, but will be rounded out to 6 when reported. Divisors will go out to 10 decimals, but will be rounded out to 6 when reported. The Index Calculation Agent retains the right to delay publication of the values of the index, or to suspend or discontinue publication of such values, if it believes that there exist circumstances preventing the correct calculation of the index.

Operational Adjustments of the Index

In addition to the quarterly rebalancing, the index is continually reviewed for changes, or operational adjustments, to its composition necessitated by extraordinary corporate actions, including mergers, takeovers, spin-offs, delistings and bankruptcy filings, involving component companies. Component changes may occur between quarterly review periods if a specific corporate event makes an existing component ineligible. The following events may require a component’s replacement:

Event	Action
Merger or acquisition
If a merger or acquisition results in one component absorbing another, the resulting company will remain a component and the absorbed company and its pair (as discussed below) will be removed. If a non-component company absorbs a component company, the original component and its pair (as discussed below) will be removed.

Spin-off	If a component company splits or spins off a portion of its business to form one or more new companies, the resulting company with the highest market value will remain a component.
Bankruptcy
A component company and its pair (as discussed below) will be removed immediately after bankruptcy filing. Exceptions are made on a case-by-case basis. For example, a security might not be removed immediately when a bankruptcy filing is not a result of operating or financial difficulties.

Delisting	A component company and its pair (as discussed below) will be removed immediately after being delisted from its primary market.

When a component is removed from the long index due to a specific corporate event making it ineligible (as discussed above), its pair, the highest-ranked constituent in the same region and sector bucket in the short index according to the most recent selection list, is also removed in order to maintain region and sector neutrality. Similarly, when a component is removed from the short index due to a specific corporate event making it ineligible (as discussed above), its pair, the lowest-ranked constituent in the same region and sector bucket in the long index according to the most recent selection list, is also removed in order to maintain region and sector neutrality. Changes generally are effective immediately; i.e., on the same day the corporate action becomes effective (the “ex-date”). The index calculation agent will, where possible, give the index sponsor at least two business days’ notice of any interim constituent change.

Changes to the composition of the index due to corporate actions or component eligibility changes may require adjustments to the long index divisor or the short index divisor or to the allocated number of shares, as follows:

Component change	Adjustment
Component Removal
When a component and its pair are removed from the index, the proceeds from the component being removed from the long index will be reinvested into the long index and the proceeds from the component being removed from the short index will be reinvested into the short index. This requires a divisor change for both the long index and the short index.

Spin-off	Subtract the following from the price of the parent company:

Adjust the number of shares such that the component’s weighting is not changed as a result of the spin-off. (No divisor change)
If a company being spun off is only trading on a “when-issued” basis, the “when-issued” price will be used to adjust the parent company’s closing price.
Special Cash Dividend
Price of stock making the special dividend payment is reduced by the per share special dividend amount after the close of trading on the day before ex-date. A divisor adjustment is made for the relevant sub-index (long index or short index) to ensure the levels of the index before and after the price adjustment are equal.

Stock Split	In the event of a stock split the number of shares in the stock concerned will be multiplied by the factor used for the split at that time. (No divisor change)

Component change	Adjustment
Stock Dividend	Stock dividends are treated in the same way as stock splits.
Rights Offering	Subtract the following from the price of the parent company:

Adjust the number of shares such that the component’s weighting is not changed as a result of the rights offering. (No divisor change)

Divisor changes are usually made on the date the corporate action becomes effective, based on the closing prices the last business day before.

The HOLT™ Scoring Methodology

The HOLT scoring methodology attempts to identify stocks that satisfy corporate performance, momentum, and valuation characteristics measured objectively by converting a company’s accounting data into cash flows, as measured by HOLT’s proprietary CFROI® metric. This allows comparisons among companies across sectors, regions and over time. The HOLT scoring methodology is applied in a consistent manner to all stocks in the eligible universe.

Pursuant to the HOLT scoring methodology, companies are scored in three categories: Operational Performance, Momentum and Valuation. Scores in each category are determined on the basis of a neutral application of several objective metrics that are intended to permit comparisons of companies’ relative performance on measures relevant to that category. The HOLT scoring methodology is not intended to predict the future market or financial performance of any company (either in absolute terms or relative to other companies) nor is the ranking of each company intended to serve as a qualitative ordering of each company in relation to other companies in the eligible universe.

The Operational Performance category is intended to identify companies which display corporate performance characteristics, such as profitability and management skill. The Valuation category is intended to identify stocks that are attractively valued according to several metrics, including the HOLT discounted cash flow model. The Momentum category is intended to identify companies that are gaining from positive market sentiment. The HOLT scoring methodology assigns a score from 1 to 5 (with 5 being the best) to each company for each variable within a category based on the company’s rank relative to all companies in the eligible universe. The HOLT scoring methodology computes a weighted average of the scores for each variable within each category to arrive at a category score. The HOLT scoring methodology then computes an average overall score using the category scores. Each category is weighted approximately equally.

To determine the scores for each category, HOLT relies on data from the financial statements of the company to compute several variables reflective of that category. The variables in the Operational Performance category currently include a CFROI measurement, a Managing for Value measurement and a Change in Value Creation measurement. As discussed below in “—The CFROI Valuation Methodology,” CFROI is intended to measure profitability by looking at the ratio of gross cash flow to gross investments, while accounting for a company’s mix of depreciating and non-depreciating assets. Managing for Value is intended to measure management skill by comparing profitability (as measured by CFROI) to asset growth over the most recent three-year period. Change in Value Creation is intended to measure the change in economic profit, as indicated by a company’s CFROI and mix of assets, over the most recent two-year period.

The variables in the Momentum category currently include a CFROI Key Momentum measurement, a Price Momentum measurement and a Daily Liquidity Average measurement. CFROI Key Momentum measures the change in CFROI over a thirteen-week period resulting from revisions in the consensus analysts’ estimates of a company’s earnings. Price Momentum measures the increase in market value of the company’s stock over a two-year period. Daily Liquidity Average measures the cash value of the average trading volume of a company’s stock, adjusted for market capitalization. The variables in the Valuation category currently include a Percent to Best measurement, an Economic Price to Earnings measurement, a Dividend Yield measurement and a Value to Cost measurement. Percent to Best measures the difference between the company’s trading price and its “warranted price,” as measured by the Credit Suisse HOLT CFROI Valuation Methodology (as described below). Economic Price to Earnings measures the ratio of the total market value of a company’s debt and equity securities to its earnings, determined using CFROI metrics. Dividend Yield measures a company’s dividend yield based on analysts’ estimates. Value to Cost measures the ratio of the total market value of a company’s debt and equity securities to its net assets.

The CFROI Valuation Methodology

The HOLT scoring methodology relies on the Credit Suisse HOLT CFROI Valuation Methodology (the “CFROI Valuation Methodology”). The CFROI Valuation Methodology represents a type of discounted cash flow model used to value companies. The CFROI metric result is intended to approximate the economic return produced by a company’s projects and contains four major components: inflation- adjusted gross cash flow, inflation-adjusted gross investment, asset life and non-depreciating assets. The CFROI metric result is calculated in two steps: first, HOLT measures the inflation-adjusted gross cash flows available to all capital owners in a company as compared to the inflation-adjusted gross investment made by the capital owners. HOLT then translates this ratio of gross cash flow to gross investment into an internal rate of return by recognizing the finite economic life of depreciating assets and the residual value of non-depreciating assets.

Inflation-Adjusted Gross Cash Flow

Inflation-adjusted gross cash flow is derived from net income (before extraordinary items), which is adjusted in the HOLT scoring methodology as follows: depreciation and amortization are added back to net income because they represent non-cash expenditures. Interest expense and minority interest expense are added back to net income because the CFROI metric measures the return available to all providers of capital, not just equity holders. Research and development and rental expenses are added back to net income because the HOLT framework considers these items as capital investments, similar to capital expenditures. Equity method investment income is subtracted from net income. Other adjustments to net income include a net pension cash flow adjustment, a last-in-first-out (LIFO) charge to first-in-first-out (FIFO) method inventories, monetary holding gains/losses, and an equity method investment income adjustment.

Inflation-Adjusted Gross Investment

Inflation-adjusted gross investment begins with the assets recorded on a company’s balance sheet. A number of adjustments are made in order to capture the total amount of gross operating investment employed in the generation of future cash flow. First, accumulated depreciation is added back to book assets because depreciation could understate the economic value of the underlying assets. An inflation adjustment is added to gross plant assets to ensure that inflation- adjusted gross investment and gross cash flow are measured in dollars having the same purchasing power. Operating leases are added to gross operating investment because HOLT views the decision to lease or own property as a financing decision rather than an operating decision. Capitalizing leases ensures that the value of all property plant and equipment is included in inflation-adjusted gross investment, regardless of the method of financing. Research and development expense is capitalized and included in inflation-adjusted gross investment because the value derived from these expenditures extends beyond the year in which the expenditure is made. A LIFO inventory reserve is added to LIFO method inventories to ensure that the dollar value of inventory included in inflation- adjusted gross investment is stated in the same units of purchasing power as gross cash flow. Several items, including equity method investments, pension assets, goodwill, and non-debt monetary liabilities and deferred taxes are removed from the company’s gross assets because they are non-operating items.

Non-Depreciating Assets

The generation of cash flows causes some assets, such as plant and equipment, to depreciate in value. The value of other assets, such as cash, land, or accounts receivable, is not impacted by their use in the cash flow generation process. Assets that are included in inflation-adjusted gross investment but do not depreciate because they are used to generate future cash flows are categorized as non-depreciating assets. These assets include net monetary assets, inflation adjusted land and improvements, non-equity method investments, inventory (including LIFO inventory reserve), and other long-term assets less pension assets.

Asset Life

A company’s asset life is the average economic life (in years) of the depreciating assets of the company. In general, gross plant life and capitalized operating lease life is computed by dividing the reported gross plant by the reported depreciation expense. Research and development life is assigned systematically to all firms based on the GICS® industry in which the company operates. Some companies report depreciation expense on methods other than straight-line depreciation.

In countries where this is the general accounting practice, gross plant life is computed as a weighted average life based on the break-out of the plant account available in the financial statements. Each plant account type is assigned a life based on the economics of the GICS® industry within which the company operates.

Any changes to the CFROI Valuation Methodology are made on all companies within a given industry or region after being approved by a committee made up of senior HOLT staff and internal accounting experts.

Historical Index Levels and Performance

The graph below shows the performance of the index from September 6, 2007, through September 20, 2011. The closing level of the index on September 20, 2011, was 346.86. We obtained the closing levels from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. The historical index performance and index levels should not be taken as an indication of future performance, and no assurance can be given as to the index level on any given date.

DESCRIPTION OF THE ETNs

The market value of the ETNs will be affected by several factors, many of which are beyond our control. We expect that generally the level of the index on any day will affect the market value of the ETNs more than any other factor. Other factors that may influence the market value of the ETNs include, but are not limited to, the path and volatility of the index, supply and demand for the ETNs, the market value of the index components, prevailing rates of interest, the volatility of securities markets, economic, financial, political, regulatory or judicial events that affect the level of the index, the general interest rate environment, as well as the perceived creditworthiness of Credit Suisse. See “Risk Factors” in this pricing supplement for a discussion of the factors that may influence the market value of the ETNs prior to maturity.

Intraday Indicative Value

The “intraday indicative value” of the ETNs will be calculated every 15 seconds on each trading day during the period when a market disruption event has not occurred or is not continuing and disseminated over the consolidated tape, or other major market data vendor, and will be equal to (1)(a) the closing indicative value on the immediately preceding calendar day times (b) the intraday ETN factor at such time on such trading day minus (2) the intraday investor fee at such time on such trading day.  The “intraday ETN factor” at any time on any trading day will equal (1) the number one plus (2) the daily accrual on such trading day plus (3) the intraday index performance at such time on such trading day.  The “intraday index performance” at any time on any trading day will equal (1)(a) the level of the index at such time on such trading day divided by (b) the closing level of the index on the immediately preceding trading day minus (2) the number one.  The “intraday investor fee” at any time on any trading day will equal the product of (1) the closing indicative value on the immediately preceding calendar day times (2) the intraday ETN factor at such time on such trading day times (3)(a) the investor fee factor divided by (b) 365.  The “investor fee factor” is 1.05%. If the intraday indicative value is equal to or less than zero at any time, the closing indicative value on that day, and all future days, will be zero.

The actual trading price of the ETNs may vary significantly from their intraday indicative value. In addition, the calculation agent expects to calculate and publish the closing indicative value of your ETNs on each trading day.

The indicative value calculation will be provided for reference purposes only. It is not intended as a price or quotation, or as an offer or solicitation for the purchase, sale or termination of your ETNs, nor will it reflect hedging or transaction costs, credit considerations, market liquidity or bid offer spreads.

The HS Market Neutral Index Powered by HOLT™ is a proprietary index that Credit Suisse Securities (Europe) Limited (the “index sponsor”) developed and owns. Standard and Poor’s, or another party designated by the index sponsor, will act as the index calculation agent (the “index calculation agent”) and will be responsible for the calculation of the level of the index, using the data and methodologies described herein and as determined by the index sponsor. The index is reported on Bloomberg under the ticker symbol “HSGMN <Index>” approximately every fifteen (15) seconds from at least 9:30 a.m. to 4:00 p.m. (New York City time) on each trading day, and the closing level of the index for each trading day is published by 6:30 p.m. (New York City time) on each such day.

For further information on the index levels, see “The Index” above. Index levels are available on Bloomberg page “HSGMN <Index>”; the closing level of the index on each trading day is also available at http://www.credit-suisse.com/etn or any successor site. We are not incorporating by reference herein the website or any material included in the website.

As discussed in “Specific Terms of the ETNs—Payment Upon Repurchase” below, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs beginning on September 20, 2011 (for an anticipated September 21, 2011 valuation date and a repurchase date of September 26, 2011) through September 15, 2031 (or, if the maturity of the ETNs is extended, five business day prior to the maturity date, as extended) (for an anticipated September 16, 2031 valuation date and a repurchase date of September 19, 2031 or, if the maturity of the ETNs is extended, an anticipated valuation date four business days prior to the maturity date, as extended, and a repurchase date one business day prior to the maturity date, as extended). If you elect to offer your ETNs to Credit Suisse for repurchase, you must offer at least the applicable minimum repurchase amount at one time for repurchase by Credit Suisse on any repurchase date. In addition, we have the right to repurchase the ETNs, in whole but not in part, on any business day during the term of the ETNs. If your ETNs are repurchased (either at your election or ours), on the corresponding repurchase date, you will receive a cash payment on such date in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date. The last date on which Credit Suisse will repurchase your ETNs will be September 19, 2031 (or, if the maturity of the ETNs is extended, one business day prior to the maturity date, as extended). As such, you must offer your ETNs for repurchase no later than September 15, 2031 (or, if the maturity of the ETNs is extended, five business day prior to the maturity date, as extended). The daily repurchase feature is intended to induce arbitrageurs to counteract any trading of the ETNs at a premium or discount to their indicative value, although there can be no assurance that arbitrageurs will employ the repurchase feature in this manner.

Split or Reverse Split of the ETNs

Credit Suisse International, as the calculation agent, may initiate a split or reverse split of the ETNs on any trading day. If the calculation agent decides to initiate a split or reverse split, the calculation agent will issue a notice to holders of the ETNs and a press release announcing the split or reverse split, specifying the effective date of the split or reverse split. The calculation agent will determine the ratio of such split or reverse split, as the case may be, using relevant market indicia, and will adjust the terms of the ETNs accordingly. Any adjustment of the closing indicative value will be rounded to 8 decimal places.

In the case of a reverse split, we reserve the right to address odd numbers of ETNs (commonly referred to as “partials”) in a manner determined by the calculation agent in its sole discretion. For example, if the ETNs undergo a 1 for 4 reverse split, holders who own a number of ETNs on the record date that is not evenly divisible by 4 will receive the same treatment as all other holders for the maximum number of ETNs they hold that is evenly divisible by 4, and we will have the right to compensate holders for their remaining or “partial” ETNs in a manner determined by the calculation agent in its sole discretion. Our current intention is to provide holders with a cash payment for their partials in an amount equal to the appropriate percentage of the closing indicative value of the ETNs on a specified trading day following the announcement date.

A split or reverse split of the ETNs will not affect the aggregate principal amount of ETNs held by an investor, other than to the extent of any “partial” ETNs, but it will affect the number of ETNs an investor holds and the denominations used for trading purposes on the exchange. The minimum stated principal amount of ETNs an investor must offer for repurchase will not change as a result of any split or reverse split of the ETNs, but the number of ETNs corresponding to such minimum stated principal amount will change.

SPECIFIC TERMS OF THE ETNs

In this section, references to “holders” mean those who own the ETNs registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the ETNs registered in street name or in the ETNs issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the ETNs should read the section entitled “Description of Notes—Book-Entry, Delivery and Form” in the accompanying prospectus supplement.

The ETNs are Senior Medium-Term Notes as described in the accompanying prospectus supplement and prospectus which also contain a detailed summary of additional provisions of the ETNs and of the senior indenture, dated as of March 29, 2007, as amended, between Credit Suisse AG (formerly Credit Suisse) and The Bank of New York Mellon (formerly The Bank of New York), as trustee, under which the ETNs will be issued (the “indenture”). You should read all the provisions of the accompanying prospectus and prospectus supplement, including information incorporated by reference, and the indenture.

Please note that the information about the price to the public and the proceeds to Credit Suisse on the front cover of this pricing supplement relates only to the initial sale of the ETNs. If you have purchased the ETNs after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

Coupon

We will not make any coupon or interest payment during the term of the ETNs.

Denomination

We will offer the ETNs in denominations of $20.00 stated principal amount. Any ETNs issued in the future may be issued at a price higher or lower than the stated principal amount, based on the most recent closing indicative value of the ETNs at that time.

Payment at Maturity

If you hold your ETNs to maturity, you will receive a cash payment at maturity that is linked to the change in the daily closing levels of the index from the inception date to the final valuation date. Your cash payment at maturity will be equal to the closing indicative value of the ETNs on the final valuation date.

The scheduled maturity date for the ETNs is initially September 22, 2031. We may at our option extend the maturity of the ETNs for up to two additional five-year periods. We may only extend the maturity date for five years at a time.  If we exercise our option to extend the maturity of the ETNs, we will notify DTC and the trustee at least 45 but not more than 60 calendar days prior to the then scheduled maturity date, and we will provide such notice to DTC and the trustee in respect of each five-year extension of the maturity date that we choose to effect.

The closing indicative value for the ETNs on the Inception Date will equal $20.00 (the “initial indicative value”). The closing indicative value of the ETNs on each calendar day following the inception date will be equal to (1)(a) the closing indicative value on the immediately preceding calendar day times (b) the daily ETN factor on such calendar day minus (2) the daily investor fee on such calendar day. If the intraday indicative value is equal to or less than zero at any time or the closing indicative value is equal to zero on any trading day, the closing indicative value on that day, and all future days, will be zero. If the ETNs undergo a split or reverse split, the closing indicative value will be adjusted accordingly.

The daily ETN factor on any trading day will be equal to (1) the number one plus (2) the daily accrual on such trading day plus (3) the daily index performance on such trading day. The daily ETN factor is deemed to be one on any day that is not a trading day.

The daily accrual represents the rate of interest that could be earned on a notional capital reinvestment at the three month U.S. Treasury rate as reported on Bloomberg under ticker USB3MTA.  The daily accrual on any trading day will equal:

Where Tbillst-1 is the three month treasury rate reported on Bloomberg on the prior trading day and d is the number of calendar days that have elapsed since the prior trading day.

The daily index performance on any trading day will be equal to (1)(a) the closing level of the index on such trading day divided by (b) the closing level of the index on the immediately preceding trading day minus (2) the number one.

On any calendar day (each a “calculation day”), the daily investor fee will be equal to the product of (1) the closing indicative value on the immediately preceding calendar day times (2) the daily ETN factor on such calculation day times (3)(a) the investor fee factor divided by (b) 365. The “investor fee factor” is 1.05%.

The intraday indicative value of the ETNs will be calculated every 15 seconds on each trading day during the period when a market disruption event has not occurred or is not continuing and disseminated over the consolidated tape, or other major market data vendor.  The intraday indicative value at any time is based on the most recent intraday level of the index.  If the intraday indicative value is equal to or less than zero at any time or the closing indicative value is equal to zero on any trading day, the closing indicative value on that day, and all future days, will be zero.

The closing level of the index on any valuation date will be the closing level published on the Bloomberg page “HSGMN <Index>” or any successor page on Bloomberg or any successor service, as applicable, as determined by the calculation agent, provided that, in the event any valuation date is not a component business day for any index component or a market disruption event exists on a valuation date, the calculation agent will determine the closing level of the index for such valuation date according to the methodology described below under “—Market Disruption Events”.

If the final valuation date is not a component business day for any index component or if a market disruption event exists on the final valuation date, then the calculation agent will postpone the determination of the closing level of the index for the final valuation date, and the maturity date will be postponed, and the calculation agent will determine the closing level of the index using the methodology described below under “—Market Disruption Events”.

If the maturity date stated on the cover of this pricing supplement (or, if the maturity of the ETNs is extended, the maturity date, as extended) is not a business day, the maturity date will be the next following business day. In the event that payment at maturity is deferred beyond the stated maturity date as provided herein (or, if the maturity of the ETNs is extended, the maturity date, as extended), no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Payment Upon Repurchase

Prior to maturity, you may, subject to certain restrictions, choose to offer your ETNs for repurchase by Credit Suisse on any business day during the term of the ETNs, beginning on September 20, 2011 (for an anticipated September 21, 2011 valuation date and a repurchase date of September 26, 2011) through September 15, 2031 (or, if the maturity of the ETNs is extended, five business day prior to the maturity date, as extended) (for an anticipated September 16, 2031 valuation date and a repurchase date of September 19, 2031 or, if the maturity of the ETNs is extended, an anticipated valuation date four business days prior to the maturity date, as extended, and a repurchase date one business day prior to the maturity date, as extended). If you choose to offer your ETNs for repurchase, you must offer at least the applicable minimum repurchase amount to Credit Suisse for repurchase on any repurchase date. If you offer at least the applicable minimum repurchase amount of ETNs to Credit Suisse for repurchase and fulfill the repurchase procedures described below for a repurchase date, Credit Suisse will be obligated to repurchase your ETNs. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (initially, 50,000 ETNs). In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will remain the same.

In addition, we have the right to repurchase the ETNs, in whole but not in part, on any business day during the term of the ETNs. To repurchase the ETNs, we will deliver an irrevocable call notice to DTC. The trading day immediately succeeding the date the irrevocable call notice is delivered to DTC shall be the valuation date applicable to such repurchase, subject to postponement due to the occurrence of a market disruption event.

If you choose to offer your ETNs for repurchase or they are repurchased at our option, you will receive a cash payment on the applicable repurchase date in an amount equal to the “daily repurchase value”, which is the closing indicative value of the ETNs on the applicable valuation date.

The valuation date applicable to any repurchase, whether at your option or at our option, shall be the trading day immediately following the business day on which either you deliver the repurchase offer to us or on which we deliver a call notice to DTC.

A repurchase date is the third business day following the applicable valuation date. Unless the scheduled repurchase date is postponed because the valuation date is not a component business day for any index component or due to a market disruption event as described above, the final day on which Credit Suisse will repurchase your ETNs will be September 19, 2031 (or, if the maturity of the ETNs is extended, one business day prior to the maturity date, as extended). As such, you must offer your ETNs for repurchase no later than September 15, 2031 (or, if the maturity of the ETNs is extended, five business day prior to the maturity date, as extended).

If a valuation date is not a component business day for any index component or if the calculation agent determines that a market disruption event exists on any valuation date, then the calculation agent will postpone such valuation date and determine the closing level of the index using the methodology described below under “—Market Disruption Events”. Postponement of the determination of the closing level of the index for a valuation date relating to the repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days.

In the event that payment upon repurchase by Credit Suisse is deferred beyond the original repurchase date as provided herein, no interest or other amount will accrue or be payable with respect to that deferred payment.

Any payment on the ETNs is subject to our ability to pay our obligations as they become due.

Repurchase Procedures

Repurchase at Your Option

If you wish to offer your ETNs to Credit Suisse for repurchase, you and your broker must follow the following procedures:

•
Your broker must deliver a completed irrevocable offer for repurchase, a form of which is attached as Annex A to this pricing supplement, to Credit Suisse, by fax or email to etn.desk@credit-suisse.com if an electronic scan of the completed irrevocable Offer for Repurchase is included as an email attachment. If your irrevocable offer for repurchase is received after 11:00 a.m., New York City time, on a business day, you will be deemed to have made your offer for repurchase on the following business day. One portion of the offer for repurchase must be completed by you as beneficial owner of the ETNs and the other portion must be completed by your broker. You must offer at least the applicable minimum repurchase amount of ETNs (which will be $1,000,000 stated principal amount of ETNs (initially, 50,000 ETNs)) for repurchase by Credit Suisse on any repurchase date. Credit Suisse must acknowledge receipt from your broker in order for your offer to be effective. If the ETNs undergo a split or reverse split, the minimum number of ETNs needed to exercise your right to redeem will be adjusted so that the aggregate stated principal amount of ETNs needed to exercise your right to redeem will remain the same.

•	Your broker must book a delivery vs. payment trade with respect to your ETNs on the applicable valuation date at a price equal to the applicable daily repurchase value, facing Credit Suisse.

•
Your broker must cause your DTC custodian to deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date (the third business day following the valuation date).

Different brokers and DTC participants may have different deadlines for accepting instructions from their customers. Accordingly, you should consult the brokerage firm or other DTC participant through which you own your interest in the ETNs in respect of such deadlines. Any repurchase instructions which we receive in accordance with the procedures described above will be irrevocable.

CSSU will act as our agent in connection with any repurchases at your option and may charge a fee of up to $0.03 per ETN repurchased.

Repurchase at Our Option

We will have the option to repurchase the ETNs, in whole but not in part, on any business day during the term of the ETNs. To call the ETNs for repurchase, we will deliver an irrevocable call notice to DTC (the holder of the global note). If your ETNs are redeemed, on the corresponding repurchase date, you will receive a cash payment in an amount equal to the daily repurchase value, which is the closing indicative value of the ETNs on the applicable valuation date. See “—Payment Upon Repurchase” above.

Any ETNs previously repurchased by us at your option or our option will be cancelled on the relevant repurchase date. Consequently, as of such repurchase date, the repurchased ETNs will no longer be considered outstanding ETNs for purposes of determining whether we have the ability to exercise our repurchase right.

Market Disruption Events

A “market disruption event” is, in respect of the index:

•
the occurrence or existence of a suspension, absence or material limitation of trading of an index component on the primary exchange for such index component for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such exchange;

•
a breakdown or failure in the price and trade reporting systems of the primary exchange for an index component as a result of which the published trading prices for such index component during the last one-half hour preceding the close of the principal trading session on such exchange are materially inaccurate;

•
a suspension, absence or material limitation of trading on the primary related exchange or market for trading in futures or options contracts related to an index component, if available, during the one-half hour period preceding the close of the principal trading session of such related exchange or market; or

•	a decision to permanently discontinue trading in such futures or options contracts related to an index component.

For the purpose of determining whether a market disruption event in respect of an index component has occurred:

•
a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the primary exchange for such index component or the primary related exchange or market for trading in futures or options contracts related to such index component,

•
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the SEC or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, and

•
a suspension of trading in futures or options contracts related to such index component by the primary related exchange or market for trading in such contracts, if available, by reason of a price change exceeding limits set by such exchange or market, an imbalance of orders relating to such contracts, or a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to such index component, if so determined by the calculation agent in its sole discretion; and

•
a “suspension, absence or material limitation of trading” on the primary related exchange or market on which futures or options contracts related to such index component are traded will not include any time when such exchange or market is itself closed for trading under ordinary circumstances.

“Related exchange” means any exchange on which futures or options contracts relating to the index are traded.

As set forth under “—Payment at Maturity” and “—Payment Upon Repurchase” above, the calculation agent will determine the closing level of the index on each valuation date, including the final valuation date.

The determination of the closing level of the index on a valuation date, including the final valuation date, will be postponed if such valuation date is not a component business day for any index component or if the calculation agent determines that a market disruption event exists on such valuation date. If postponement of the determination of the closing level of the index on a valuation date occurs, the calculation agent shall determine the closing level of the index for such valuation date by reference to the value of each index component for which such valuation date is a component business day and that is unaffected by the market disruption event determined on the originally scheduled valuation date and the value of each index component for which such valuation date is not a component business day or that is affected by the market disruption event determined based upon the value of such affected index component on the first day immediately succeeding such scheduled valuation date that is a component business day for such index component and on which neither the index nor such index component is affected by a market disruption event. The closing level of the index as determined by the calculation agent may differ from any published closing level of the index. In no event, however, will the determination of the closing level of the index for a valuation date be postponed more than six scheduled trading days. If the determination of the closing level of the index for a valuation date is postponed for six scheduled trading days, the value of any affected index component and the closing level of the index will be determined (or, if not determinable, estimated) by the calculation agent in a manner that is commercially reasonable under the circumstances on the sixth scheduled trading day after the originally scheduled valuation date. If the determination of the closing level of the index for the final valuation date is postponed, the maturity date will also be postponed by an equal number of business days. In addition, postponement of the determination of the closing level of the index for a valuation date relating to a repurchase of ETNs will have the effect of postponing the corresponding repurchase date by an equal number of business days. Any such postponement or determinations by the calculation agent may adversely affect your return on the ETNs. In addition, no interest or other payment will be payable as a result of such postponement. Notwithstanding the foregoing, the determination of the closing level of the index solely for purposes of calculating the daily ETN factor or daily investor fee on any trading day that is also a valuation date will not be postponed as a result of such day not being a component business day for any index component or as a result of a market disruption event occurring on such day.

Default Amount on Acceleration

For the purpose of determining whether the holders of our senior medium-term notes, of which the ETNs are a part, are entitled to take any action under the indenture, we will treat the stated principal amount of each ETN outstanding as the principal amount of that ETN. Although the terms of the ETNs may differ from those of the other senior medium-term notes, holders of specified percentages in principal amount of all senior medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the senior medium-term notes, including the ETNs. This action may involve changing some of the terms that apply to the senior medium-term notes, accelerating the maturity of the senior medium-term notes (in accordance with the acceleration provisions set forth in the accompanying prospectus) after a default or waiving some of our obligations under the indenture.

In case an event of default (as defined in the accompanying prospectus) with respect to any ETNs shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the ETNs will be determined by the calculation agent and will equal, for each ETN you then hold, the daily repurchase value determined by the calculation agent with a valuation date occurring on the trading day following the date on which the ETNs were declared due and payable.

Further Issuances

We may, from time to time, without notice to or the consent of the holders of the ETNs, create and issue additional ETNs having the same terms and conditions as the ETNs offered by this pricing supplement, and ranking on an equal basis with the ETNs in all respects. If there is substantial demand for the ETNs, we may issue additional ETNs frequently. We anticipate that the maximum aggregate principal amount of ETNs linked to the HS Market Neutral Index Powered by HOLT™ that we will issue will be $100,000,000 (5,000,000 ETNs). However, we have no obligation to issue up to this amount or any specific amount of ETNs and, in our sole discretion, may issue ETNs in excess of this amount. Such additional ETNs will be consolidated and form a single series with the ETNs. We have no obligation to take your interests into account when deciding to issue additional ETNs. A form of request for the creation of new issuances of ETNs is attached hereto as Annex B. If, on any valuation date on which we price an additional ETN creation, a market disruption event occurs or is occurring or the valuation date is not a component business day for any index component, we will determine the closing level of the index applicable to such creation in accordance with the procedures under “—Market Disruption Events”.

Discontinuation or Modification of the Index

If the index sponsor reasonably determines that it is necessary to discontinue publication of the index and the index sponsor or any other person or entity calculates and publishes an index that the calculation agent, after consultation with Credit Suisse, reasonably determines is comparable to the index and approves as a successor index, then the calculation agent will determine the level of the index on any valuation date and the amount payable at maturity or upon repurchase by Credit Suisse by reference to such successor index for the period following the discontinuation of the index.

If the calculation agent reasonably determines that the publication of the index is discontinued and that there is no successor index, the calculation agent, after consultation with Credit Suisse, will determine the amount payable by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

If the calculation agent reasonably determines that the index or the method of calculating the index has been changed at any time in any significant respect, whether the change is made by the index committee under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index components, or is due to any other reason—then the calculation agent, after consultation with Credit Suisse, will be permitted (but not required) to make such adjustments to the index or method of calculating the index as it reasonably believes are appropriate to ensure that the level of the index used to determine the amount payable on the maturity date or upon repurchase by Credit Suisse replicates as fully as possible the economic character of the index.

All determinations and adjustments to be made by the calculation agent with respect to the level of the index and the amount payable at maturity or upon repurchase by Credit Suisse or otherwise relating to the level of the index may be made in the calculation agent’s reasonable discretion. The calculation agent shall make all determinations and adjustments such that, to the greatest extent possible in the calculation agent’s reasonable discretion, the fundamental economic terms of the index are equivalent to those immediately prior to the event requiring or permitting such determinations or adjustments. See “Risk Factors” in this pricing supplement for a discussion of certain conflicts of interest which may arise with respect to the calculation agent.

Manner of payment and delivery

Any payment on or delivery of the ETNs at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the ETNs are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Role of calculation agent

Credit Suisse International, an affiliate of ours, will serve as the calculation agent. The calculation agent will, in its reasonable discretion, make all determinations regarding the value of the ETNs, including at maturity or upon repurchase by Credit Suisse, market disruption events (see “—Market Disruption Events”), business days, trading days, component business days, the daily ETN factor, the daily accrual, the daily index performance, the daily investor fee, the default amount, the closing level of the index on the inception date and on any trading day, the maturity date, repurchase dates, the amount payable in respect of your ETNs at maturity or upon repurchase by Credit Suisse and any other calculations or determinations to be made by the calculation agent as specified herein. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

CLEARANCE AND SETTLEMENT

DTC participants that hold the ETNs through DTC on behalf of investors will follow the settlement practices applicable to equity securities in DTC’s settlement system with respect to the primary distribution of the ETNs and secondary market trading between DTC participants.

SUPPLEMENTAL USE OF PROCEEDS AND HEDGING

We intend to use the net proceeds from this offering for our general corporate purposes, which may include the refinancing of our existing indebtedness outside Switzerland. We may also use some or all of the net proceeds from this offering to hedge our obligations under the ETNs.

One or more of our affiliates before and following the issuance of the ETNs may acquire or dispose of the index components, or listed or over-the-counter options contracts in, or other derivatives or synthetic instruments related to, the index or the index components to hedge our obligations under the ETNs. In the course of pursuing such a hedging strategy, the price at which such positions may be acquired or disposed of may be a factor in determining the levels of the index. Although we and our affiliates have no reason to believe that our or their hedging activities will have a material impact on the level of the index, there can be no assurance that the level of the index will not be affected.

From time to time after issuance and prior to the maturity of any ETNs, depending on market conditions (including the level of the index), in connection with hedging certain of the risks associated with the ETNs, we expect that one or more of our affiliates will increase or decrease their initial hedging positions using dynamic hedging techniques and may take long or short positions in listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the index, or the index components. In addition, we or one or more of our affiliates may take positions in other types of appropriate financial instruments that may become available in the future. To the extent that we or one or more of our affiliates have a hedge position in the index or index components, we or one or more of our affiliates may liquidate a portion of those holdings on or before the final valuation date. Depending, among other things, on future market conditions, the aggregate amount and the composition of such positions are likely to vary over time. Our or our affiliates’ hedging activities will not be limited to any particular securities exchange or market.

The hedging activity discussed above may adversely affect the level of the index and, as a consequence, the market value of the ETNs and the amount payable at maturity or upon repurchase by Credit Suisse. See “Risk Factors” in this pricing supplement for a discussion of possible adverse effects related to our hedging activities.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of ETNs that acquire their ETNs from us as part of the original issuance of the ETNs. This discussion applies only to holders that hold their ETNs as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”). Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•	a financial institution,

•	a mutual fund,

•	a tax-exempt organization,

•	a grantor trust,

•	certain U.S. expatriates,

•	an insurance company,

•	a dealer or trader in securities or foreign currencies,

•	a person (including traders in securities) using a mark-to-market method of accounting,

•	a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•	an entity that is treated as a partnership for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and foreign laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition the ETNs, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of the ETNs, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES. A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE ETNS SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ETNS, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the ETNs

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your ETNs. Thus, we intend to treat the ETNs, for U.S. federal income tax purposes, as a prepaid forward contract, with respect to the Index that is eligible for open transaction treatment. In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the ETNs, you, agree to treat your ETNs for all tax purposes in accordance with such characterization. In light of the fact that we agree to treat the ETNs as a prepaid forward contract, the balance of this discussion assumes that the ETNs will be so treated.

You should be aware that the characterization of the ETNs as described above is not certain, nor is it binding on the IRS or the courts. Thus, it is possible that the IRS would seek to characterize your ETNs in a manner that results in tax consequences to you that are different from those described above. For example, the IRS might assert that the ETNs constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your ETNs. If the ETNs were to be treated as contingent payment debt instruments (one of the requirements of which is that they have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the ETNs an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your ETNs, or the comparable yield. The characterization of ETNs as contingent payment debt instruments under these rules is likely to be adverse. However, if the ETNs had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments. Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price. A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt. Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income. You should consult your tax advisor regarding the possible tax consequences of characterization of the ETNs as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize your ETNs as regulated futures contracts or options that may be subject to the provisions of Code section 1256. In such case, the ETNs would be marked to market at the end of each taxable year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the ETNs for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your ETNs for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes. If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the ETNs.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the ETNs from us, a U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time. For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

Upon the sale or other taxable disposition of a security, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost). For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition. For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations.

However, even if the agreed-upon tax characterization of the ETNs (as described above) were upheld, it is possible that the IRS could assert that each reconstitution or rebalancing (collectively, “rebalancing”) of the index is considered a taxable event to you. If the IRS were to prevail in treating each rebalancing of the index as a taxable event, you would recognize capital gain or, possibly, loss on the ETNs on the date of each rebalancing to the extent of the difference between the fair market value of the ETNs and your adjusted basis in the ETNs at that time. Such gain or loss generally would be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on “withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States. The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%. We will treat payments on the ETNs as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law. Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity. Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012. Thus, if you hold your ETNs through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Non-U.S. Holders Generally

In the case of a holder of the ETNs that is not a U.S. Holder and has no connection with the United States other than holding its ETNs (a “Non-U.S. Holder”), payments made with respect to the ETNs will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements. Any gain realized upon the sale or other disposition of the ETNs by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the ETNs should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States. Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax. A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii). These changes will apply to payments made on or after September 14, 2010. In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS. Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security. Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the ETNs are substantially similar to a dividend. If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The ETNs may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the ETNs at the time of his or her death. The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the ETNs at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the ETNs should be required to accrue income during the term of the instrument. The IRS and Treasury Department also requested taxpayer comments on (1) the appropriate method for accruing income or expense (e.g., a mark-to-market methodology or a method resembling the noncontingent bond method), (2) whether income and gain on such an instrument should be ordinary or capital, and (3) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the ETNs to recognize income in respect of the ETNs prior to receipt of any payments thereunder or sale thereof. Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the ETNs being treated as ordinary income. It is also possible that a Non-U.S. Holder of the ETNs could be subject to U.S. withholding tax in respect of the ETNs under such regulations or other guidance. It is not possible to determine whether such regulations or other guidance will apply to your ETNs (possibly on a retroactive basis). You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations). Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person. Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision. The requirement to file a report is effective for taxable years beginning after March 18, 2010. Penalties apply to any failure to file a required report. Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed. You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the ETNs (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CSSU, an affiliate of ours, acting as our agent, intends to sell $15,000,000 in principal amount of the ETNs on the initial settlement date directly to investors and to dealers acting as principals for $20.00 per ETN, which is the stated principal amount. After the initial settlement date, additional ETNs may be offered and sold from time to time, at prevailing prices at the time of sale, through CSSU, acting as principal or as our agent, to investors and to dealers acting as principals for resale to investors. We will receive proceeds equal to 100% of the offering price of ETNs sold after the initial settlement date. We may deliver ETNs against payment therefor on a date that is greater than three business days following the date of sale of any ETNs. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to transact in ETNs that are to be issued more than three business days after the related trade date will be required to specify alternative settlement arrangements to prevent a failed settlement.

CSSU and any other agent and dealer in the initial and any subsequent distribution are expected to charge normal commissions for the purchase of the ETNs.

Broker-dealers may make a market in the ETNs, although none of them are obligated to do so and any of them may stop doing so at any time without notice. This prospectus (as such term includes this pricing supplement and the accompanying prospectus supplement and prospectus) may be used by such dealers and our affiliates in connection with market-making transactions. In these transactions, dealers may resell an ETN covered by this prospectus that they acquire from other holders after the original offering and sale of the ETNs, or they may sell an ETN covered by this prospectus in short sale transactions.

Broker-dealers and other persons are cautioned that some of their activities may result in their being deemed participants in the distribution of the ETNs in a manner that would render them statutory underwriters and subject them to the prospectus delivery and liability provisions of the Securities Act of 1933, as amended (the “Securities Act”). Among other activities, broker-dealers and other persons may make short sales of the ETNs and may cover such short positions by borrowing ETNs from us or our affiliates or by purchasing ETNs from us or our affiliates subject to our obligation to repurchase such ETNs at a later date. As a result of these activities, these market participants may be deemed statutory underwriters. If these activities are commenced, they may be discontinued at any time. A determination of whether a particular market participant is an underwriter must take into account all the facts and circumstances pertaining to the activities of the participant in the particular case, and the example mentioned above should not be considered a complete description of all the activities that would lead to designation as an underwriter and subject a market participant to the prospectus-delivery and liability provisions of the Securities Act. This prospectus will be deemed to cover any short sales of ETNs by market participants who cover their short positions with ETNs borrowed or acquired from us or our affiliates in the manner described above.

CSSU or another FINRA member will provide certain services relating to the distribution of the ETNs and may be paid a fee for its services equal to all, or a portion of, the investor fee. CSSU may also pay fees to other dealers pursuant to one or more separate agreements. Any portion of the investor fee paid to CSSU or such other FINRA member will be paid on a periodic basis over the term of the ETNs. Although CSSU will not receive any discounts in connection with such sales, CSSU is expected to charge normal commissions for the purchase of any such ETNs. Any distribution of the ETNs in which CSSU participates will conform to the requirements of FINRA Rule 5121. CSSU will act as our agent in connection with any repurchases at the investor’s option and may charge investors a fee of up to $0.03 for each ETN repurchased. The amount of the fees paid in connection with the ETNs that represent underwriting compensation will not exceed a total of 8% of the proceeds to us from the ETNs.

BENEFIT PLAN INVESTOR CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, (the “Code”), impose certain requirements on (a) employee benefit plans subject to Title I of ERISA, (b) individual retirement accounts, Keogh plans or other arrangements subject to Section 4975 of the Code, (c) entities whose underlying assets include “plan assets” by reason of any such plan’s or arrangement’s investment therein (we refer to the foregoing collectively as “Plans”) and (d) persons who are fiduciaries with respect to Plans. In addition, certain governmental, church and non-U.S. plans (“Non-ERISA Arrangements”) are not subject to Section 406 of ERISA or Section 4975 of the Code, but may be subject to other laws that are substantially similar to those provisions (each, a “Similar Law”).

In addition to ERISA’s general fiduciary standards, Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and persons who have specified relationships to the Plan, i.e., “parties in interest” as defined in ERISA or “disqualified persons” as defined in Section 4975 of the Code (we refer to the foregoing collectively as “parties in interest”) unless exemptive relief is available under an exemption issued by the U.S. Department of Labor. Parties in interest that engage in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and Section 4975 of the Code. We, and our current and future affiliates, including Credit Suisse Securities (USA) LLC and the calculation agent, may be parties in interest with respect to many Plans. Thus, a Plan fiduciary considering an investment in ETNs should also consider whether such an investment might constitute or give rise to a prohibited transaction under ERISA or Section 4975 of the Code. For example, the ETNs may be deemed to represent a direct or indirect sale of property, extension of credit or furnishing of services between us and an investing Plan which would be prohibited if we are a party in interest with respect to the Plan unless exemptive relief were available under an applicable exemption.

In this regard, each prospective purchaser that is, or is acting on behalf of, a Plan, and proposes to purchase ETNs, should consider the exemptive relief available under the following prohibited transaction class exemptions, or PTCEs: (A) the in-house asset manager exemption (PTCE 96-23), (B) the insurance company general account exemption (PTCE 95-60), (C) the bank collective investment fund exemption (PTCE 91-38), (D) the insurance company pooled separate account exemption (PTCE 90-1) and (E) the qualified professional asset manager exemption (PTCE 84-14). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide a limited exemption for the purchase and sale of ETNs and related lending transactions, provided that neither the issuer of the ETNs nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and provided further that the Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”). There can be no assurance that any of these statutory or class exemptions will be available with respect to transactions involving the ETNs.

Each purchaser or holder of a security, and each fiduciary who causes any entity to purchase or hold a security, shall be deemed to have represented and warranted, on each day such purchaser or holder holds such ETNs, that either (i) it is neither a Plan nor a Non-ERISA Arrangement and it is not purchasing or holding ETNs on behalf of or with the assets of any Plan or Non-ERISA arrangement; or (ii) its purchase, holding and subsequent disposition of such ETNs shall not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA, Section 4975 of the Code or any provision of Similar Law.

Fiduciaries of any Plans and Non-ERISA Arrangements should consult their own legal counsel before purchasing the ETNs. We also refer you to the portions of the offering circular addressing restrictions applicable under ERISA, the Code and Similar Law.

Each purchaser of a security will have exclusive responsibility for ensuring that its purchase, holding and subsequent disposition of the security does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing herein shall be construed as a representation that an investment in the ETNs would meet any or all of the relevant legal requirements with respect to investments by, or is appropriate for, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement.

LEGAL MATTERS

Davis Polk & Wardwell LLP has acted as special counsel to the agent.

ANNEX A

FORM OF OFFER FOR REPURCHASE

PART A: TO BE COMPLETED BY THE BENEFICIAL OWNER

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)
Fax: 917-326-3140

Re:	Market Neutral Equity ETN
Linked to the HS Market Neutral Index Powered by HOLT™ due September 22, 2031

Ladies and Gentlemen:

The undersigned beneficial owner hereby irrevocably offers to Credit Suisse the right to repurchase the ETNs, as described in the Pricing Supplement dated September 21, 2011, in the amounts and on the date set forth below.

Name of beneficial holder:
[insert name of beneficial owner]

Stated principal amount of ETNs offered for repurchase (You must offer at least the applicable minimum repurchase amount for repurchase at one time for your offer to be valid. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (initially, 50,000 ETNs). In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.:

[insert principal amount of ETNs offered for repurchase by Credit Suisse]

Applicable valuation date:	,	20

Applicable repurchase date:	,	20
	[insert a date that is three business days following the applicable valuation date]

Contact Name:
[insert the name of a person or entity to be contacted with respect to this Offer for Repurchase]

Telephone #:
[insert the telephone number at which the contact person or entity can be reached]

A-1

My ETNs are held in the following DTC Participant’s Account (the following information is available from the broker through which you hold your ETNs):

Name:

DTC Account Number (and any relevant sub-account):

Contact Name:

Telephone Number:

Acknowledgement: In addition to any other requirements specified in the Pricing Supplement being satisfied, I acknowledge that the ETNs specified above will not be repurchased unless (i) this Offer for Repurchase, as completed and signed by the DTC Participant through which my ETNs are held (the “DTC Participant”), is delivered to Credit Suisse, (ii) the DTC Participant has booked a “delivery vs. payment” (“DVP”) trade on the applicable valuation date facing Credit Suisse, and (iii) the DTC Participant instructs DTC to deliver the DVP trade to Credit Suisse as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the applicable repurchase date. I also acknowledge that if this Offer for Repurchase is received after 11:00 a.m., New York City time, on a business day, I will be deemed to have made this Offer for Repurchase on the following business day.

The undersigned acknowledges that Credit Suisse will not be responsible for any failure by the DTC Participant through which such undersigned’s ETNs are held to fulfill the requirements for repurchase set forth above.

[Beneficial Holder]

PART B OF THIS NOTICE IS TO BE COMPLETED BY THE DTC PARTICIPANT IN WHOSE ACCOUNT THE ETNs ARE HELD AND DELIVERED TO CREDIT SUISSE BY 11:00 A.M., NEW YORK CITY TIME, ON THE BUSINESS DAY IMMEDIATELY PRECEDING THE APPLICABLE VALUATION DATE

A-2

BROKER’S CONFIRMATION OF REPURCHASE

[PART B: TO BE COMPLETED BY BROKER]

Dated:
[insert date]

Credit Suisse AG (“Credit Suisse”)

Re:	Market Neutral Equity ETN
Linked to the HS Market Neutral Index Powered by HOLT™ due September 22, 2031

Ladies and Gentlemen:

The undersigned holder of Market Neutral Equity ETN Linked to the HS Market Neutral Index Powered by HOLT™ due September 22, 2031, issued by Credit Suisse AG, acting through its Nassau Branch, CUSIP No. 22542D720 hereby irrevocably offers to Credit Suisse the right to repurchase, on the Repurchase Date of  , with respect to the number of the ETNs indicated below as described in the Pricing Supplement dated September 21, 2011 relating to the ETNs (the “Pricing Supplement”). Terms not defined herein have the meanings given to such terms in the Pricing Supplement.

The undersigned certifies to you that it will (i) book a delivery vs. payment trade on the valuation date with respect to the stated principal amount of ETNs specified below at a price per ETN equal to the repurchase value, facing Credit Suisse AG, DTC #355 and (ii) deliver the trade as booked for settlement via DTC at or prior to 10:00 a.m., New York City time, on the repurchase date.

Very truly yours,

[NAME OF DTC PARTICIPANT HOLDER]

Contact Name:

Title:

Telephone:

Fax:

E-mail:

Stated principal amount of ETNs offered for repurchase (You must offer at least the applicable minimum repurchase amount for repurchase at one time for your offer to be valid. The minimum repurchase amount will be equal to $1,000,000 stated principal amount of ETNs (initially, 50,000 ETNs). In either case, the trading day immediately succeeding the date you offered your ETNs for repurchase will be the valuation date applicable to such repurchase.:

DTC # (and any relevant sub-account):

A3

ANNEX B

REQUEST FOR THE CREATION OF NEW ISSUANCES

Broker’s Name:

Telephone Number:

Aggregate number of ETNs:

DTC participant for settlement on behalf of the beneficial owner of the ETNs:

Contact Credit Suisse for settlement details

Name:

Telephone:

B-1

$100,000,000

Credit Suisse AG,

Acting through its Nassau Branch

Market Neutral Equity ETN

Linked to the

HS Market Neutral Index Powered by HOLT™

due September 22, 2031

September 21, 2011

Credit Suisse